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Exhibit (a)(1)(A)

        Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
Dova Pharmaceuticals, Inc.
at

$27.50 per share, net in cash, plus one non-transferable contingent value right for each share, which represents the contractual right to receive a cash payment of $1.50 per share upon the achievement of a specified milestone, by
Dragonfly Acquisition Corp.
a wholly owned indirect subsidiary of
Swedish Orphan Biovitrum AB (publ)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY,
ONE MINUTE AFTER 11:59 P.M.,
EASTERN TIME, ON NOVEMBER 8, 2019,
UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

        Dragonfly Acquisition Corp., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Sobi”), is offering to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Dova Pharmaceuticals, Inc., a Delaware corporation (“Dova”), at a purchase price of $27.50 per Share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”), which CVR represents the right to receive a contingent payment of $1.50 in cash, without interest and subject to any applicable withholding taxes, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

        The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 30, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Sobi, Purchaser and Dova. The Merger Agreement provides, among other things, that as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Dova (the “Merger”) in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote on the adoption of the Merger Agreement by Dova stockholders, with Dova continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and thereby becoming an indirect wholly owned subsidiary of Sobi.

        In the Merger, each Share outstanding immediately prior to the effective time of the Merger (other than Shares held (i) by Dova or any of its subsidiaries (including any treasury shares) or by Sobi or Purchaser or any other direct or indirect wholly owned subsidiary of Sobi, which Shares will be canceled and will cease to exist, or (ii) by any Dova stockholders who properly exercise and perfect their appraisal rights in accordance with Section 262 of the DGCL) will be automatically converted into the right to receive the Offer Price, without interest thereon and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Dova will cease to be a publicly traded company and will become an indirect wholly owned subsidiary of Sobi.

        The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Sobi or any of its affiliates, representing at least one Share more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer, (iii) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations and published interpretations promulgated thereunder having been received, expired or been terminated and (iv) there being no temporary restraining order, preliminary or permanent injunction, judgment or other order issued by any court of competent jurisdiction or other governmental body preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor any action or law, other than any antitrust laws, enjoining, restraining or otherwise prohibiting, or making illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—“Conditions to the Offer.”

        The board of directors of Dova, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby and by the CVR Agreement and the Tender and Support Agreements referred to therein, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Dova and its stockholders, (ii) authorized and approved the execution, delivery and performance by Dova of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms as subject to the conditions contained in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Dova tender their Shares to Purchaser pursuant to the Offer.

        A summary of the principal terms of the Offer is provided herein under the heading “Summary Term Sheet.” You should read this entire Offer to Purchase carefully before deciding whether to tender your Shares pursuant to the Offer.

October 11, 2019

 IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to American Stock Transfer & Trust Company, LLC, in its capacity as depositary and paying agent for the Offer (which we refer to as the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares,” in each case prior to one minute after 11:59 p.m., Eastern time, on November 8, 2019 (the “Expiration Date,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event the “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer.

* * * * *

        Questions and requests for assistance should be directed to the Information Agent (as defined herein) at its address and telephone numbers set forth below and on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal and any other material related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the “SEC”) at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the related Letter of Transmittal contain important information and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        The Offer has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of or upon the accuracy or adequacy of the information contained in this Offer to Purchase. Any representation to the contrary is unlawful.

        The Information Agent for the Offer is:

 TABLE OF CONTENTS

SUMMARY TERM SHEET		1
INTRODUCTION		11
THE TENDER OFFER		14
1.	Terms of the Offer	14
2.	Acceptance for Payment and Payment for Shares	16
3.	Procedures for Accepting the Offer and Tendering Shares	17
4.	Withdrawal Rights	20
5.	Material United States Federal Income Tax Consequences	20
6.	Price Range of Shares; Dividends	24
7.	Certain Information Concerning Dova	25
8.	Certain Information Concerning Sobi and Purchaser	25
9.	Source and Amount of Funds	27
10.	Background of the Offer; Past Contacts or Negotiations with Dova	27
11.	The Transaction Agreements	29
12.	Purpose of the Offer; Plans for Dova	51
13.	Certain Effects of the Offer	52
14.	Dividends and Distributions	53
15.	Conditions to the Offer	53
16.	Certain Legal Matters; Regulatory Approvals	55
17.	Fees and Expenses	58
18.	Miscellaneous	59
SCHEDULE I		I-1

 SUMMARY TERM SHEET

        The information contained in this summary term sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in this Offer to Purchase, the Letter of Transmittal and other related materials. You are urged to read carefully this Offer to Purchase, the Letter of Transmittal and other related materials in their entirety. Sobi and Purchaser have included cross-references in this summary term sheet to other sections of this Offer to Purchase where you will find more complete descriptions of the topics mentioned below. The information concerning Dova Pharmaceuticals, Inc. (“Dova”) contained herein and elsewhere in this Offer to Purchase has been provided to Sobi and Purchaser by Dova or has been taken from or is based upon publicly available documents or records of Dova on file with the SEC or other public sources as of the date hereof. Sobi and Purchaser have not independently verified the accuracy and completeness of such information.

Securities Sought	All issued and outstanding shares of common stock, par value $0.001 per share, of Dova Pharmaceuticals, Inc. (the “Shares”).
Price Offered Per Share

$27.50 per Share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”) which CVR represents the right to receive a contingent payment of $1.50 in cash, without interest and subject to any applicable withholding taxes, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”).

Scheduled Expiration of Offer; Offer Closing

Expiration of the offer will occur at the end of the day, one minute after 11:59 P.M., Eastern Time, on November 8, 2019, unless the Offer is extended or earlier terminated in accordance with the Merger Agreement; acceptance and payment for Shares is expected to occur on November 12, unless the Offer is extended pursuant to the terms of the Merger Agreement. See Section 1—“Terms of the Offer.”

Offeror	Dragonfly Acquisition Corp. (“Purchaser”), a Delaware corporation and a wholly owned indirect subsidiary of Swedish Orphan Biovitrum AB (publ) (“Sobi”), a Swedish public limited liability company.

Who is offering to purchase my Shares?

        Purchaser, which is a wholly owned indirect subsidiary of Sobi, is offering to purchase for cash all of the outstanding Shares. Purchaser is a Delaware corporation that was formed for the sole purpose of making the Offer, completing the process by which Purchaser will be merged with and into Dova and ancillary activities in connection with the Offer and the Merger. See the “Introduction” to this Offer to Purchase and Section 8—“Certain Information Concerning Sobi and Purchaser.”

        Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to Purchaser and, where appropriate, Sobi.

How many Shares are you seeking to purchase in the Offer?

        We are offering to purchase all of the outstanding Shares of Dova on the terms and subject to the conditions set forth in this Offer to Purchase. In this Offer to Purchase, we use the term “Offer” to refer to this offer.

        See the “Introduction” to this Offer to Purchase and Section 1—“Terms of the Offer.”

Why are you making the Offer?

        We are making the Offer because we want to acquire the entire equity interest of Dova. If the Offer is consummated, pursuant to the Merger Agreement, Sobi intends thereafter to cause Purchaser to consummate the Merger as soon as practicable (as described below). Upon consummation of the Merger, Dova would cease to be a publicly traded company and would be an indirect wholly owned subsidiary of Sobi.

        See Section 12—“Purpose of the Offer; Plans for Dova.”

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

        We are offering to pay $27.50 per Share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes, plus one CVR representing the right to receive a contingent payment of $1.50 in cash, without interest and subject to any applicable withholding taxes, if a specified milestone is achieved. If you are the record owner of your Shares and you directly tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply.

        See the “Introduction,” Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

Is there an agreement governing the Offer?

        Yes. Sobi, Purchaser and Dova have entered into an Agreement and Plan of Merger, dated as of September 30, 2019 (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent merger of Purchaser with and into Dova (the “Merger”). If the Minimum Condition (as defined in Section 15—“Conditions to the Offer”) and the other conditions to the Offer are satisfied or waived and we consummate the Offer, we intend to effect the Merger as soon as practicable pursuant to Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote on the adoption of the Merger Agreement by Dova stockholders.

        See Section 11—“The Transaction Agreements” and Section 15—“Conditions to the Offer.”

What is the CVR and how does it work?

        A CVR represents the non-transferable contractual contingent right to receive a cash payment of $1.50, subject to any required withholding of taxes and without interest (which we refer to as the “Milestone Payment”), if (and only if) Dova obtains the approval by the U.S. Food and Drug Administration approval of any pharmaceutical preparation for human use containing or comprising avatrombopag in any dosage form or formulation, presentation and line extension and in any mode of administration (the “Product”) for the treatment of chemotherapy-induced thrombocytopenia in patients receiving chemotherapy for solid tumors, without limitation, on or prior to December 31, 2022.

        The right to the payment described above is solely a contractual right governed by the terms and conditions of a Contingent Value Rights Agreement with a rights agent mutually agreeable to Dova and Sobi (the “CVR Agreement”). The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Sobi, Dova or us. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Sobi than those accorded to general, unsecured creditors under applicable law. For more information on the CVRs, see Section 11—“The Transaction Agreements”.

Is it possible that no payment will become payable to the holders of CVRs?

        Yes. It is possible that the milestone described above will not be achieved, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payment with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. The CVR Agreement requires Sobi to undertake “Diligent Efforts” (as defined in Section 11—“The Transaction Agreements”) to achieve the milestone, but there can be no assurance that the milestone will be achieved or that the payment described above will be made.

        For more information on the CVRs, see Section 11—“The Transaction Agreements”.

May I transfer my CVRs?

        The CVRs will not be transferable except:

  •
  upon death of a holder by will or intestacy;

  •
  pursuant to a court order;

  •
  by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity;

  •
  in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable, by the Depository Trust Company;

  •
  if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or

  •
  to Sobi or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

        For more information on the CVRs, see Section 11—“The Transaction Agreements”.

Will you have the financial resources to make payment?

        Yes. Neither the consummation of the Offer nor the Merger is subject to any financing condition. The total amount of funds estimated to be required by Sobi and Purchaser to consummate the Offer and purchase all outstanding Shares in the Offer, to fund the Merger, to fund payments in respect of outstanding Dova stock options and outstanding restricted stock units of Dova and to repay certain indebtedness of Dova is approximately $899.60 million, excluding related fees and expenses. In addition, Sobi would need approximately $49.90 million to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if the specified milestone is achieved. Sobi and Purchaser anticipate funding such cash requirements from Sobi’s available cash on hand and proceeds from the Financing described below. Funding of the Financing is subject to the satisfaction of customary conditions.

        See Section 9—“Source and Amount of Funds.”

Is your financial condition relevant to my decision to tender my Shares in the Offer?

        No. We do not think our financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash (including the right to receive any amounts payable with respect to the CVRs, which will be paid in cash);

  •
  the Offer and the Merger are not subject to any financing condition;

  •
  Sobi has received debt financing commitments in respect of funds sufficient, together with Sobi’s cash on hand, to purchase all Shares tendered pursuant to the Offer;

  •
  if we consummate the Offer, we will acquire all remaining Shares for the same cash price in the Merger as was paid in the Offer (i.e., the Offer Price), subject to limited exceptions for Shares held by Dova stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares and Shares held by Sobi or us or any other direct or indirect wholly owned subsidiary of Sobi or Shares held by Dova or any of its subsidiaries, and Sobi will have sufficient cash available pursuant to the Financing and its cash on hand to pay for all such Shares;

  •
  the Milestone Payemnt is not tied to the financial condition, results of operation or position of Sobi or the Surviving Corporation;

  •
  as of October 10, 2019, Sobi had a market capitalization of approximately $4.678 billion and, as of June 30, 2019, Sobi had cash and cash equivalents of approximately $121 million, which well exceeds the total maximum amount that may be payable with respect to the CVRs; and

  •
  the CVRs represent only a portion of the Offer Price as to which the receipt of cash will not occur at closing.

        See Section 9—“Source and Amount of Funds.”

How long do I have to decide whether to tender my Shares in the Offer?

        You will have until one minute after 11:59 p.m., Eastern time, on November 8, 2019, unless we extend the Offer pursuant to the Merger Agreement (such date and time, as it may be extended in accordance with the terms of the Merger Agreement, the “Expiration Date”) or the Offer is earlier terminated pursuant to, and in accordance with, the Merger Agreement. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should be aware that such institutions may establish their own earlier deadline for tendering Shares in the Offer. Please give your broker, dealer, commercial bank, trust company or other nominee instructions with sufficient time to permit such nominee to tender your Shares by the Expiration Date.

        The time of acceptance for payment of all Shares validly tendered (and not validly withdrawn) in the Offer pursuant to and subject to the conditions of the Offer is referred to as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

        See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Can the Offer be extended and under what circumstances?

        Yes, the Offer and the Expiration Date can be extended in accordance with the Merger Agreement. If, as of the then-scheduled Expiration Date, any Offer Condition (as defined below) is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to ten business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer (i) as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market applicable to the Offer, (ii) to allow the “Regulatory Condition” described below in “—What are the conditions to the Offer?” to be satisfied and (iii) if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived and Dova requests that the Offer be extended to permit satisfaction of such Offer Condition(s). However, in no event will Purchaser be required to, and without Dova’s consent, Purchaser will not, extend the Offer beyond the earlier of the termination of the Merger Agreement in accordance with its terms and January 2, 2020. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform American Stock Transfer & Trust Company, LLC, which is the depositary and paying agent for the Offer (the “Depositary”), of any extension and will make a public announcement of the extension no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled Expiration Date.

        See Section 1—“Terms of the Offer.”

What are the conditions to the Offer?

        The Offer is conditioned upon the satisfaction or waiver of the following conditions (collectively, the “Offer Conditions”):

  •
  that the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires, together with the Shares then owned by Sobi and its affiliates, represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

  •
  the accuracy of representations and warranties made by Dova in the Merger Agreement, subject to the materiality and other qualifications set forth in the Merger Agreement, as described in more detail in Section 15—“Conditions to the Offer” (the “Representations Condition”);

  •
  the compliance and performance of Dova in all material respects with all of its covenants and agreements required to be complied with or performed by it under the Merger Agreement at or prior to the Offer Acceptance Time (the “Covenants Condition”);

  •
  that, since September 30, 2019, there has not been any Material Adverse Effect (as such term is defined in the Merger Agreement and as described in more detail in Section 11—“The Transaction Agreements—Representations and Warranties”) that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

  •
  that any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer under the HSR Act has been received, terminated or expired (the “Regulatory Condition”);

  •
  that Sobi and Purchaser have received a certificate, executed by the chief executive officer and the chief financial officer of Dova, to the effect that the Representations Condition, the Covenants Condition and the MAE Condition have been satisfied;

  •
  that there has not been issued by any court of competent jurisdiction or other governmental body or remain in effect any temporary restraining order, preliminary or permanent injunction, judgment or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any action have been taken, or any law or order (other than any antitrust law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Offer or the Merger; and

  •
  that the Merger Agreement has not been terminated in accordance with its terms.

        The foregoing conditions are in addition to, and not a limitation of, the rights of Sobi and Purchaser to extend, terminate, amend and/or modify the Offer pursuant to and in accordance with the Merger Agreement.

        Sobi and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, without the prior written consent of Dova, we are not permitted to (i) decrease the Cash Amount, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger, (vi) amend, modify, change or waive the Minimum Condition or the Termination Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement, (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or (ix) amend or modify the terms of the CVR or the CVR Agreement.

        See Section 15—“Conditions to the Offer.”

How do I tender my Shares?

        In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

  •
  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) share certificates evidencing such Shares (“Share Certificates”), in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

  •
  If you are a record holder and you hold uncertificated Shares in book-entry form with Dova’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

  •
  If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation (as defined under

    Section 2—“Acceptance for Payment and Payment for Shares”), (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message (as defined under Section 2—“Acceptance for Payment and Payment for Shares”) and (3) any other documents required by the Letter of Transmittal.

  •
  If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (as defined herein). Please contact Georgeson LLC (the “Information Agent”) for assistance.

  •
  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

Until what time may I withdraw previously tendered Shares?

        You may withdraw your previously tendered Shares at any time prior to one minute after 11:59 p.m., Eastern time, on the Expiration Date. Pursuant to Section 14(d)(5) of the Exchange Act, Shares may also be withdrawn at any time after December 10, 2019, which is the 60th day after the date of the commencement of the Offer, unless prior to that date Purchaser has accepted for payment the Shares validly tendered in the Offer.

        See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

        To withdraw previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw Shares. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares.

        See Section 4—“Withdrawal Rights.”

What does the Dova board of directors think of the Offer?

        The board of directors of Dova (which we refer to as the “Dova Board”), among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby and by the CVR Agreement and the Tender and Support Agreements described below, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Dova and its stockholders, (ii) authorized and approved the execution, delivery and performance by Dova of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Dova tender their Shares to Purchaser pursuant to the Offer.

        See the “Introduction” and Section 10—“Background of the Offer; Past Contacts or Negotiations with Dova.” A more complete description of the reasons for the Dova Board’s approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by Dova with the SEC and to be mailed to all Dova stockholders.

Have any Dova stockholders entered into agreements with Sobi or any of its affiliates requiring them to tender their Shares?

        Yes. In connection with the execution of the Merger Agreement, Sobi and Purchaser entered into (i) a Tender and Support Agreement (the “Manning Support Agreement”) with Paul B. Manning, BKB Growth Investments, LLC and Paul B. Manning and Diane L. Manning, as joint tenants with right of survivorship (collectively the “Manning Stockholders”), and (ii) a Tender and Support Agreement (the “Stalfort Support Agreement” and, together with the Manning Support Agreement, the “Support Agreements”) with Sean Stalfort (each of Sean Stalfort and the Manning Stockholders, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 53% of the total outstanding Shares as of October 7, 2019 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements.

        See Section 11—“The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.

If the Offer is completed, will Dova continue as a public company?

        No. As soon as practicable following the consummation of the Offer, we expect to complete the Merger pursuant to applicable provisions of Delaware law and take steps to ensure that the shares of Dova will cease to be publicly traded.

        See Section 13—“Certain Effects of the Offer.”

Will the Offer be followed by the Merger if all of the Shares are not tendered in the Offer?

        If we consummate the Offer, and accordingly we acquire a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, we will complete the Merger as soon as practicable pursuant to applicable sections of Delaware law without a vote on the adoption of the Merger Agreement by Dova stockholders. Pursuant to the Merger Agreement, if the Minimum Condition is not satisfied, we are not required (nor are we permitted) to accept the Shares for purchase in the Offer, nor will we consummate the Merger. See Section 1—“Terms of the Offer” for more details on our obligation and ability to extend the Offer.

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, if we complete the Offer, Dova stockholders who have not tendered their Shares in the Offer (i) will not be required to vote on the adoption of the Merger Agreement, (ii) will be entitled to appraisal rights under Section 262 of the DGCL in connection with the Merger with respect to any Shares not tendered in the Offer and (iii) will, upon consummation of the Merger, if they do not validly exercise appraisal rights under Delaware law, have their Shares converted into the right to receive the same consideration, without interest and subject to any applicable withholding taxes, as was payable in the Offer (the “Merger Consideration”).

        See Section 11—“The Transaction Agreements,” Section 12—“Purpose of the Offer; Plans for Dova—Merger Without a Stockholder Vote” and Section 16—“Certain Legal Matters; Regulatory Approvals.”

If I decide not to tender, how will the Offer affect my Shares?

        If the Offer is consummated and certain other conditions are met, the Merger will be consummated as soon as practicable following the consummation of the Offer in accordance with the terms of the Merger Agreement and without a vote by the stockholders of Dova, and all of the Shares outstanding prior to the Effective Time (subject to limited exceptions for Shares held by Dova stockholders who properly exercise and perfect their appraisal rights under Section 262 of the DGCL with respect to such Shares) will at the Effective Time be converted into the right to receive the same consideration, without interest and subject to any applicable withholding taxes, as was payable in the Offer. Therefore, if the Merger takes place, the only difference to you between tendering your Shares and not tendering your Shares is that no appraisal rights will be available to you if you tender your Shares.

        See the “Introduction” and Section 13—“Certain Effects of the Offer.”

What is the market value of my Shares as of a recent date?

        On September 27, 2019, the last trading day before the public announcement of the execution of the Merger Agreement, the reported closing sale price on the Nasdaq Global Market was $20.19 per Share. On October 10, 2019, the last full trading day before the commencement of the Offer, the reported closing sale price on the Nasdaq Global Market was $28.21 per Share.

        See Section 6—“Price Range of Shares; Dividends.”

Will I be paid a dividend on my Shares during the pendency of the Offer?

        No. The Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written consent of Sobi, Dova will not establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock (including the Shares).

        See Section 6—“Price Range of Shares; Dividends.”

Will I have appraisal rights in connection with the Offer?

        No appraisal rights are available in connection with the Offer. If the Merger is consummated, however, Dova stockholders whose Shares have not been purchased by Purchaser pursuant to the Offer will be entitled to appraisal rights under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights.

        A more detailed discussion of appraisal rights can be found in Section 16—“Certain Legal Matters; Regulatory Approvals” and a copy of Section 262 of the DGCL has been filed as Annex C to Dova’s Solicitation/Recommendation Statement on Schedule 14D-9.

What will happen to my stock options in the Offer?

        Stock options to purchase Shares (“Dova Options”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, each Dova Option that is outstanding as of immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time, by virtue of the Merger, each Dova Option with a per Share exercise price that is less than $27.50 (each, an “In the Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be cancelled and converted into the right to receive (i) an amount in cash equal to the product of (A) the total number of Shares subject to such Dova Option immediately prior to the Effective Time multiplied by (B) the excess of (x) the Cash Amount over (y) the exercise price payable per Share under such Dova Option, plus (ii) one CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, subject to any applicable withholding or other taxes required by applicable law.

        As of the Effective Time, by virtue of the Merger, each Dova Option with a per Share exercise price that is equal to or more than $27.50 (each, an “Out of the Money Option”) that is outstanding and unexercised as of immediately prior to the Effective Time will be cancelled and converted into the right to receive a contingent cash payment from Sobi on the Milestone Payment Date (as defined in the CVR Agreement), if any, with respect to each Share subject to such Out of the Money Option immediately prior to the Effective Time equal to the amount by which $29.00 exceeds the exercise price payable per Share under such Out of the Money Option (the “Out of the Money Option Consideration”), subject to any applicable withholding or other taxes required by applicable law.

        Notwithstanding the foregoing, (i) any Dova Option with a per Share exercise price that is equal to or greater than $29.00 will be cancelled at the Effective Time without any consideration payable (whether in the form of cash or a CVR or otherwise) therefor whether before or after the Effective Time and (ii) in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Out of the Money Option Consideration or otherwise) will be made in respect of any Out of the Money Option following the Effective Time.

        See Section 11—“The Transaction Agreements—Merger Agreement—Treatment of Dova Equity Awards.”

What will happen to my restricted stock units in the Offer?

        Restricted stock units in respect of Shares (“Dova RSUs”) are not sought in or affected by the Offer. However, pursuant to the Merger Agreement, at the Effective Time, each Dova RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive (i) cash in an amount equal to (A) the total number of Shares subject to such Dova RSU immediately prior to the Effective Time multiplied by (B) the Cash Amount, and (ii) one CVR for each Share subject to such Dova RSU immediately prior to the Effective Time, subject to any applicable withholding or other taxes required by applicable law.

        See Section 11—“The Transaction Agreements—Merger Agreement—Treatment of Dova Equity Awards.”

What are the material U.S. federal income tax consequences of tendering Shares?

        The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a holder recognizes, and the timing and character of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. We urge you to consult your own tax advisor as to the particular tax consequences to you of the receipt of cash and CVRs in exchange for Shares pursuant to the Offer or the Merger. See Section 5—“Material U.S. Federal Income Tax Consequences” for a more detailed discussion of the tax consequences of the Offer and the Merger.

Who should I call if I have questions about the Offer?

        Georgeson LLC is acting as the Information Agent for the Offer. Banks, brokers and stockholders may call Georgeson LLC toll-free from the U.S. and Canada at (866) 628-6021. See the back cover of this Offer to Purchase for additional contact information.

 INTRODUCTION

To the Holders of Shares of Common Stock of Dova Pharmaceuticals, Inc.:

        Dragonfly Acquisition Corp., a Delaware corporation (which we refer to as “Purchaser”) and a wholly owned indirect subsidiary of Swedish Orphan Biovitrum AB (publ), a Swedish public limited liability company (“Sobi”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Dova Pharmaceuticals, Inc., a Delaware corporation (“Dova”), at a purchase price of $27.50 per Share, net to the seller thereof in cash, without interest and subject to any applicable withholding taxes (the “Cash Amount”), plus one non-transferable contractual contingent value right per Share (each, a “CVR”) representing the right to receive a contingent payment of $1.50 in cash, without interest and subject to any applicable withholding taxes, if a specified milestone is achieved (the Cash Amount plus one CVR, collectively, or any higher amount per Share paid pursuant to the Offer, the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (this “Offer to Purchase”) and in the related Letter of Transmittal (the “Letter of Transmittal” which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the “Offer”).

        We are making this Offer pursuant to an Agreement and Plan of Merger, dated as of September 30, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among Sobi, Purchaser and Dova. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver of specified conditions, Purchaser will be merged with and into Dova (the “Merger”) as soon as practicable in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”) without a vote on the adoption of the Merger Agreement by Dova stockholders, with Dova continuing as the surviving corporation (the “Surviving Corporation”) in the Merger and thereby becoming a wholly owned indirect subsidiary of Sobi.

        In the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held (i) by Dova or any of its subsidiaries (including any treasury shares) or by Sobi or Purchaser or any other direct or indirect wholly owned subsidiaries of Sobi, which Shares will be canceled and will cease to exist or (ii) by any Dova stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price, without interest thereon (the “Merger Consideration”) and subject to any applicable withholding taxes. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. As a result of the Merger, Dova will cease to be a publicly traded company and will become wholly owned by Sobi. The Merger Agreement is more fully described in Section 11—“The Transaction Agreements,” which also contains a discussion of the treatment of Dova Options and Dova RSUs in the Merger.

        Tendering stockholders who are record owners of their Shares and who tender directly to American Stock Transfer & Trust Company, LLC, the depositary and paying agent for the Offer (the “Depositary”), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

        The Offer is conditioned upon, among other things, (i) the absence of a termination of the Merger Agreement in accordance with its terms, (ii) the number of Shares validly tendered in accordance with the terms of the Offer (and not validly withdrawn) prior to the time that the Offer expires, when considered together with all other Shares (if any) otherwise beneficially owned by Sobi or any of its affiliates, representing at least one Share more than 50% of the total number of Shares outstanding at the time of the expiration of the Offer (the “Minimum Condition”), (iii) any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules and regulations and published interpretations promulgated thereunder having been received, expired or been terminated and (iv) there being no temporary restraining order, preliminary or permanent injunction, judgment or other order issued by any court of competent jurisdiction or other governmental body preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor any action or law, other than antitrust laws, enjoining, restraining or otherwise prohibiting, or making illegal, the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger. The Offer is also subject to other conditions as described in this Offer to Purchase. See Section 15—“Conditions to the Offer.” Neither the consummation of the Offer nor the Merger is subject to any financing condition.

        The board of directors of Dova (the “Dova Board”), among other things, has unanimously (i) determined that the Merger Agreement and transactions contemplated thereby and by the CVR Agreement and the Tender and Support Agreements described below, including the Offer and the Merger, are advisable and fair to, and in the best interest of, Dova and its stockholders, (ii) authorized and approved the execution, delivery and performance by Dova of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger, upon the terms and subject to the conditions contained in the Merger Agreement, (iii) resolved that the Merger shall be effected under Section 251(h) of the DGCL and (iv) resolved to recommend that the stockholders of Dova tender their Shares to Purchaser pursuant to the Offer.

        A more complete description of the Dova Board’s reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Dova (together with any exhibits and annexes attached thereto, the “Schedule 14D-9”), that will be furnished to stockholders in connection with the Offer. Dova stockholders should carefully read the information set forth in the Schedule 14D-9, including the information to be set forth under the sub-headings “Background of Offer and Merger” and “Reasons for Recommendation.”

        In connection with the execution of the Merger Agreement, , Sobi and Purchaser entered into (i) a Tender and Support Agreement (the “Manning Support Agreement”), dated as of September 30, 2019 with Paul B. Manning, BKB Growth Investments, LLC and Paul B. Manning and Diane L. Manning, as joint tenants with right of survivorship (collectively, the “Manning Stockholders”) and (ii) a Tender and Support Agreement (the “Stalfort Support Agreement”, and, together with the Manning Support Agreement, the “Support Agreements”), dated as of September 30, 2019 with Sean Stalfort (each of Sean Stalfort and the Manning Stockholders, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). Subject to the terms and conditions of the Support Agreements, the Supporting Stockholders have agreed, among other things, to tender, pursuant to the Offer, Shares representing in the aggregate approximately 53% of the total outstanding Shares as of October 7, 2019 and, subject to certain exceptions, not to transfer any of the Shares that are subject to the Support Agreements. See Section 11—“The Transaction Agreements” in this Offer to Purchase for a more detailed description of the Support Agreements.

        Dova has advised Sobi that, as of the close of business on September 26, 2019, 28,801,863 Shares were issued and outstanding.

        Pursuant to the Merger Agreement, the directors and officers of the Surviving Corporation immediately after the Effective Time will be the respective individuals designated as directors and officers of Purchaser as of the Effective Time.

        If the Minimum Condition is satisfied and Purchaser consummates the Offer, Purchaser will consummate the Merger pursuant to Section 251(h) of the DGCL as soon as practicable without a vote on the adoption of the Merger Agreement by Dova stockholders.

        Material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—“Material United States Federal Income Tax Consequences.”

        Under the applicable provisions of the Merger Agreement, the Offer and the DGCL, Dova stockholders will be entitled to appraisal rights under Delaware law in connection with the Merger with respect to any Shares not tendered in the Offer, subject to and in accordance with Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

        This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

 THE TENDER OFFER

1.     Terms of the Offer.

        Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), we will accept for payment and promptly pay for all Shares validly tendered prior to one minute following 11:59 p.m., Eastern time, on the Expiration Date and not validly withdrawn as permitted under Section 4—“Withdrawal Rights.”

        Acceptance for payment of Shares validly tendered and not validly withdrawn pursuant to and subject to the Offer Conditions shall occur on November 12, 2019, unless we extend the Offer pursuant to the terms of the Merger Agreement. We refer to such time of acceptance as the “Offer Acceptance Time,” and the date and time at which such Offer Acceptance Time occurs is referred to as the “Offer Closing.” The date and time at which the Merger becomes effective is referred to as the “Effective Time.”

        The Offer is conditioned upon, among other things, the absence of a termination of the Merger Agreement in accordance with its terms and the satisfaction of the Minimum Condition, the Regulatory Condition, the MAE Condition and the other conditions described in Section 15—“Conditions to the Offer.”

        We have agreed in the Merger Agreement that, subject to our rights to terminate the Merger Agreement in accordance with its terms, if as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived, Purchaser may, in its discretion, extend the Offer on one or more occasions (for an additional period of up to ten business days per extension) to permit such Offer Condition to be satisfied. In certain circumstances, we are required by the terms of the Merger Agreement to extend the Offer beyond the initial Expiration Date. Subject to our rights to terminate the Merger Agreement in accordance with its terms, we must extend the Offer (i) as required by applicable law, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market applicable to the Offer, (ii) to allow the “Regulatory Condition” described below to be satisfied and (iii) if any Offer Condition is not satisfied by the then-scheduled Expiration Date and Dova requests that the Offer be extended to permit satisfaction of such Offer Condition(s). However, in no event will Purchaser be required to, and without Dova’s consent, Purchaser will not, extend the Offer beyond the earlier of the termination of the Merger Agreement in accordance with its terms and January 2, 2020. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        Sobi and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, notwithstanding the foregoing, without the prior written consent of Dova, we are not permitted to (i) decrease the Cash Amount, (ii) change the form of consideration payable in the Offer, (iii) decrease the maximum number of Shares sought to be purchased in the Offer, (iv) impose conditions to the Offer in addition to the Offer Conditions, (v) amend or modify any of the Offer Conditions in a manner that adversely affects any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger, (vi) amend, modify, change or waive the Minimum Condition or the Termination Condition, (vii) terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than as required or permitted by the Merger Agreement, (viii) provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Act or (ix) amend or modify the term of the CVR or the CVR Agreement.

        Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., Eastern time, on the next business day after the previously scheduled

Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

        If we extend the Offer, are delayed in our acceptance for payment of or payment for Shares (whether before or after our acceptance for payment for Shares) or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer. In addition, in the Merger Agreement, we have agreed that, on the terms and subject to the conditions of the Offer and the Merger Agreement, Purchaser will (and Sobi will cause Purchaser to) pay for all Shares validly tendered (and not validly withdrawn) in the Offer as promptly as practicable after the Offer Acceptance Time.

        If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. We understand that in the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response.

        If, on or before the Expiration Date, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether such Shares were tendered before or after the announcement of the increase in consideration.

        There will not be a subsequent offering period for the Offer.

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Date, any of the Offer Conditions have not been satisfied. See Section 15—“Conditions to the Offer.” Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—“The Transaction Agreements—Merger Agreement—Termination.”

        As soon as practicable following (but in any event on the same date as) the Offer Acceptance Time , in accordance with the terms of the Merger Agreement, we will complete the Merger pursuant to Section 251(h) of the DGCL without a vote on the adoption of the Merger Agreement by Dova stockholders.

        Dova has provided us with its stockholder list and security position listings for the purpose of disseminating this Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list of Dova as of October 9, 2019 and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the satisfaction or waiver (to the extent waivable by Sobi or Purchaser) of the Offer Conditions set forth in Section 15—“Conditions to the Offer” (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will, and Sobi will cause Purchaser to, as promptly as practicable following the Offer Acceptance Time (as defined below), accept for payment and pay for all of the Shares validly tendered and not validly withdrawn pursuant to the Offer. See Section 1—“Terms of the Offer”.

        In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (“Share Certificates”), if any, or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (the “Book-Entry Transfer Facility”) pursuant to the procedures set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the Offer Price for any Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The term “Agent’s Message” means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, that states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant. The term “Agent’s Message” also includes any hard copy printout evidencing such message generated by a computer terminal maintained at the Depositary’s office.

        For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms set forth in the Merger Agreement and subject to the Offer Conditions, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Cash Consideration (or funds related to the CVRs, as discussed below) for such Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may only be withdrawn to the extent that tendering stockholders are entitled to withdrawal rights as described below under Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        At or prior to the Offer Closing, Sobi will execute a Contingent Value Rights Agreement with a rights agent mutually agreeable to Dova and Sobi (the “CVR Agreement”) governing the terms of the CVRs. Neither Purchaser nor Sobi will be required to deposit any funds related to the CVRs with the rights agent unless and until such deposit is required pursuant to the terms of the CVR Agreement. For more information on the CVRs, see Section 11—“The Transaction Agreements”.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), promptly following the expiration or termination of the Offer.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for Shares to be validly tendered pursuant to the Offer, you must follow these instructions:

  •
  If you are a record holder and you have certificated Shares, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal.

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  If you are a record holder and you hold uncertificated Shares in book-entry form with Dova’s transfer agent, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal.

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  If your Shares are held in “street” name and are being tendered by book-entry transfer, the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

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  If your Share Certificates are not immediately available, or you cannot complete the procedure for delivery by book-entry transfer on a timely basis, or you otherwise cannot deliver all required documents to the Depositary before the Offer expires, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery. Please contact the Information Agent (as defined below) for assistance.

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  If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or other nominee and give instructions that your Shares be tendered.

        Book-Entry Transfer.    The Depositary will establish an account with respect to Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message, and any other required documents, must, in any case, be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

        Signature Guarantees.    No signature guarantee is required on the Letter of Transmittal if:

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  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of Shares) of Shares tendered therewith, unless such registered holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

  •
  Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Securities Transfer Agents Medallion Program or any other “eligible guarantor institution”, as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution” and collectively, “Eligible Institutions”).

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in, the name(s) of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear(s) on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Guaranteed Delivery.    Shares may also be tendered if all the following conditions are satisfied:

  •
  such tender is made by or through an Eligible Institution;

  •
  a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form made available by Purchaser, must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires; and

  •
  the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal within three trading days after the date of execution of such Notice of Guaranteed Delivery: (A) if Shares being tendered are certificated, (1) the Letter of Transmittal, properly completed and duly executed, (2) Share Certificates evidencing such Shares, in proper form for transfer, and (3) any other documents required by the Letter of Transmittal, (B) if Shares being tendered are uncertificated and held in book-entry form with Dova’s transfer agent, (1) the Letter of Transmittal, properly completed and duly executed, and (2) any other documents required by the Letter of Transmittal and (C) if Shares are being tendered by book-entry transfer, (1) a Book-Entry Confirmation, (2) the Letter of Transmittal, properly completed and duly executed, or an Agent’s Message and (3) any other documents required by the Letter of Transmittal.

        The Notice of Guaranteed Delivery must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

        Notwithstanding any other provision of this Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Share Certificates, if any, evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in this

Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when the foregoing documents with respect to Shares are actually received by the Depositary.

        Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Condition unless and until the Shares to which such Notice of Guaranteed Delivery relates are delivered to the Depositary.

        The method of delivery of the Letter of Transmittal, any Share Certificates and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and the risk of the tendering stockholder and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign Shares tendered, as specified in the Letter of Transmittal, and that when accepted for payment, we will acquire good, marketable and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, which determination will be final and binding upon the tendering party. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of Purchaser, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares by any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Sobi, Purchaser, Dova, the Depositary, Georgeson LLC (the “Information Agent”) or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Appointment as Proxy.    By executing the Letter of Transmittal, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder’s proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment:

  •
  all such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares;

  •
  all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked;

  •
  no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective); and

  •
  the designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Dova’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper.

        Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of stockholders. The Offer does not constitute a solicitation of proxies, absent a purchase of Shares, for any meeting of Dova’s stockholders.

4.     Withdrawal Rights.

        Except as otherwise described in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 10, 2019.

        For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—“Procedures for Accepting the Offer and Tendering Shares”, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares.

        If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein and as otherwise required by Rule 14e-1(c) under the Exchange Act.

        Withdrawals of Shares may not be rescinded.    Any Shares withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares” at any time prior to the Expiration Date.

        All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding upon the tendering party. None of Sobi, Purchaser, Dova, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Material United States Federal Income Tax Consequences.

        The following is a general summary of material U.S. federal income tax consequences of the Offer and the Merger to stockholders of Dova whose Shares are tendered and accepted for payment of the

Offer Price pursuant to the Offer or whose Shares are converted into the right to receive the Offer Price (or cash as a result of exercising appraisal rights). This summary does not purport to address all U.S. federal income tax matters that may be relevant to a particular stockholder. This summary does not address tax considerations applicable to stockholders that may be subject to special tax rules including, without limitation, the following: (i) persons that are subject to special expatriation rules; (ii) financial institutions; (iii) insurance companies; (iv) dealers or traders in securities or currencies or notional principal contracts; (v) tax-exempt entities; (vi) persons that hold Shares as part of a “hedging” or “conversion” transaction or as a position in a “straddle” or as part of a “synthetic security” or other integrated transaction for U.S. federal income tax purposes; (vii) stockholders subject to the alternative minimum tax; (viii) regulated investment companies; (ix) real estate investment trusts; (x) persons that own (or are deemed to own) 5% or more of the outstanding Shares; (xi) partnerships and other pass-through entities and persons who hold Shares through such partnerships or other pass-through entities; (xii) persons that have a “functional currency” other than the U.S. dollar; (xiii) stockholders that acquired (or will acquire) Shares through exercise of employee stock options or otherwise as compensation; and (xiv) persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement.

        This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations thereunder and administrative and judicial interpretations thereof. All of the foregoing are subject to change, and changes could apply retroactively and could affect the tax consequences described below.

        For purposes of the Offer and the Merger, a “U.S. Holder” means a beneficial owner of Shares that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust (a) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons has the authority to control all the substantial decisions of the trust or (b) that has a valid election under applicable U.S. Treasury Regulations to be treated as a U.S. person. For purposes of the Offer and the Merger, a “Non-U.S. Holder” is a beneficial owner of Shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds Shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Shares should consult their tax advisors.

        The descriptions of U.S. federal income tax consequences set forth below are for general information only. You should consult your own tax advisors as to the particular tax consequences to you of this Offer and the Merger, including the application of U.S. federal, state, local and foreign tax laws and possible changes in such laws.

        Consequences of the Offer and the Merger to U.S. Holders.    The exchange of Shares for the Offer Price pursuant to the Offer or the Merger (or for cash upon exercise of appraisal rights) will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. Holder recognizes, and the timing and character of a portion of such gain or loss, depend on the U.S. federal income tax treatment of the CVRs, with respect to which there is uncertainty. The installment method of reporting any gain attributable to the receipt of a CVR generally will not be available with respect to the disposition of Shares pursuant to the Offer or the Merger because the Shares are traded on an established securities market.

        There is no legal authority directly addressing the U.S. federal income tax treatment of the receipt of the CVRs in connection with the Offer or the Merger, as the case may be. The receipt of the CVRs as part of the Offer or the Merger consideration might be treated as a “closed transaction” or as an “open transaction” for U.S. federal income tax purposes, each discussed below.

        Pursuant to U.S. Treasury regulations dealing with contingent payment obligations analogous to the CVRs, if the fair market value of the CVRs is “reasonably ascertainable,” a U.S. Holder should treat the transaction as a “closed transaction” and treat the fair market value of the CVRs as part of the consideration received in the Offer or the Merger for purposes of determining gain or loss. On the other hand, if the fair market value of the CVRs cannot be reasonably ascertained, a U.S. Holder should treat the transaction as an “open transaction” for purposes of determining gain or loss. These Treasury regulations state that only in “rare and extraordinary” cases would the value of contingent payment obligations not be reasonably ascertainable. The following sections discuss the U.S. federal income tax consequences of the receipt of cash and CVRs in exchange for Shares in the event it is treated as a closed transaction and, alternatively, in the event it is treated as an open transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CVR should be treated as closed transactions or open transactions, and such question is inherently factual in nature. Accordingly, U.S. Holders are urged to consult their own tax advisors regarding the availability of “open transaction” treatment and other possible characterizations of the receipt of a CVR.

Treatment as Closed Transaction

        If the receipt of the CVRs is treated as, or determined to be, part of a closed transaction for U.S. federal income tax purposes, and you hold Shares as capital assets for U.S. federal income tax purposes, you generally will recognize capital gain or loss on a sale of Shares for the Offer Price pursuant to the Offer or an exchange of Shares for the Offer Price pursuant to the Merger (or for cash upon exercise of appraisal rights), in an amount equal to the difference, if any, between (i) the amount of cash you receive plus the “reasonably ascertainable” fair market value of any CVRs you receive and (ii) your adjusted tax basis in your Shares. The proper method to determine the fair market value of a CVR is not clear, but it is possible that the trading value of Dova’s stock would be considered along with other factors in making that determination. Gain or loss generally will be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for the Offer Price pursuant to the Merger (or for cash upon exercise of appraisal rights). Any capital gain or loss recognized will be long-term capital gain or loss if your holding period for such Shares exceeds one year. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

        Your initial tax basis in a CVR will equal the fair market value of such CVR upon receipt. The holding period for the CVR will begin on the day following the date of the Merger.

        There is no authority directly addressing the U.S. federal income tax treatment of receiving payments on the CVRs and, therefore, the amount, timing and character of any gain, income or loss with respect to the CVRs is uncertain. Sobi intends to treat any CVR payment (except to the extent of any imputed interest, as described below under “Treatment as Open Transaction”) as giving rise to an amount realized on the disposition of the CVR. Assuming that this method of reporting is correct, you should recognize gain or loss equal to the difference between the payment on the CVR (less any imputed interest, as described below) and your adjusted tax basis in the CVR. The gain or loss will be long-term capital gain or loss if you have held the CVR for more than one year at the time of the CVR payment. If no CVR payment is made, you should recognize a capital loss.

Treatment as Open Transaction

        If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the fair market value of the CVRs would not be treated as additional consideration for the Shares at the time the CVRs are received in the Offer or the Merger, as the case may be, and the U.S. Holder would have no tax basis in the CVRs. Instead, the U.S. Holder would take payments under the CVRs into account when made or deemed made in accordance with the U.S. Holder’s regular method of accounting for U.S. federal income tax purposes. A portion of such payments may be treated as interest income under Section 483 of the Code (as discussed below) and the balance, in general, as additional consideration for the disposition of the Shares. Payments of cash pursuant to the Offer or the Merger, plus the portion of payments on the CVRs not treated as imputed interest, generally first would be applied to reduce a U.S. Holder’s adjusted tax basis in the Shares. A U.S. Holder then would recognize gain to the extent of any cash received pursuant to the Offer or the Merger or the portion of CVR payments not treated as imputed interest received after the U.S. Holder’s adjusted tax basis was reduced to zero. A U.S. Holder would recognize loss to the extent of any remaining basis after the basis reduction described in the previous sentence, although it is possible that such holder would not be able to recognize such loss until the resolution of all contingencies under the CVRs or possibly until such holder’s abandonment of the holder’s CVRs. Gain or loss generally would be calculated separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction). Any such gain or loss would be long-term if the Shares were held for more than one year prior to such disposition. For both corporate and non-corporate taxpayers, the deductibility of capital losses is subject to limitations.

        If payment with respect to a CVR is made more than one year after the closing of the Offer or the Effective Time (as applicable), a portion of the payment may be treated as imputed interest that is ordinary income to a U.S. Holder. The portion of the payment treated as imputed interest under Section 483 of the Code would be determined at the time such payment is made and generally would equal the excess of (1) the amount of the CVR payment over (2) the present value of such amount as of the closing of the Offer or the Effective Time (as applicable), calculated using the applicable federal rate as the discount rate. The applicable federal rate is published monthly by the IRS. The relevant applicable federal rate would be the lower of the lowest applicable federal rate in effect during the three month period ending with the month that includes the date on which the Merger Agreement was signed or the lowest applicable federal rate in effect during the three month period ending with the month that includes the date of the consummation of the Offer or the Merger, as applicable. A U.S. Holder would include in its taxable income interest imputed pursuant to Section 483 of the Code using such Holder’s regular method of accounting for U.S. federal income tax purposes.

        As discussed above, the U.S. federal income tax treatment of the CVRs is unclear. You should consult your own tax advisor regarding this issue.

        Consequences of the Offer and the Merger to Non-U.S. Holders.    Payments you receive as a Non-U.S. Holder with respect to Shares that you exchange in the Offer or the Merger (as a result of exercising appraisal rights) generally will be exempt from U.S. federal income tax, unless:

  •
  your gain, if any, on Shares is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment in the United States), in which case (i) you will be subject to U.S. federal income tax in the same manner as if you were a U.S. Holder (except that you should provide an IRS Form W-8ECI instead of an IRS Form W-9) and (ii) if you are a corporation, you may also be subject to branch profits tax on such gain at a 30% rate (or such lower rate as may be specified under an applicable income tax treaty); or

  •
  you are an individual who was present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case you will be subject to

    U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on the gain from the exchange of Shares (net of certain losses recognized during such year).

        Generally, if CVR payments are made to a Non-U.S. Holder more than one year after the Offer or the Merger (as applicable), unless a holder provides a proper certification on an IRS Form W-8BEN or other applicable form, Sobi expects to withhold or cause to be withheld an amount equal to 30% (or lower applicable treaty rate) of the portion of any such payments treated as imputed interest (as discussed above). As discussed above, the tax treatment of the CVRs is unclear, and it is possible that Sobi or its withholding agent may be required to withhold additional amounts on payments with respect to the CVRs. Non-U.S. Holders are urged to consult their own tax advisors.

        Backup Withholding.    All payments to which you would be entitled pursuant to the Offer or the Merger (as a result of exercising appraisal rights) will be subject to backup withholding, currently at a rate of 24%, with respect to the proceeds from the disposition of Shares pursuant to this Offer to Purchase or the Merger, and amounts received in respect of CVRs, unless you (i) are a corporation, a Non-U.S. Holder or another exempt recipient or (ii) provide your taxpayer identification number (“TIN”) and certify that no loss of exemption from backup withholding has occurred. If you are a U.S. Holder, you should complete and sign the IRS Form W-9 that is included with the Letter of Transmittal, to be returned to the Depositary, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the Depositary. If you are a Non-U.S. Holder, you must generally submit an IRS Form W-8BEN (or other applicable IRS Form W-8) attesting to your exempt foreign status in order to qualify as an exempt recipient.

        If you do not provide a correct TIN, you may be subject to penalties imposed by the IRS. Any amount paid as backup withholding does not constitute an additional tax and generally will be creditable against your U.S. federal income tax liability, provided the required information is given to the IRS. If backup withholding results in an overpayment of tax, you may obtain a refund by filing a U.S. federal income tax return. You should consult your own tax advisors as to your qualification for exemption from backup withholding and the procedure for obtaining the exemption.

6.     Price Range of Shares; Dividends.

        The Shares trade on the Nasdaq Global Market under the symbol “DOVA”. The following table sets forth the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq Global Market based on published financial sources.

	High	Low
Fiscal Year Ended December 31, 2017
Third Quarter	$28.59	$16.98
Fourth Quarter	$32.75	$22.00
Fiscal Year Ended December 31, 2018
First Quarter	$37.00	$24.38
Second Quarter	$35.33	$21.05
Third Quarter	$30.36	$20.40
Fourth Quarter	$21.64	$5.62
Fiscal Year Ending December 31, 2019
First Quarter	$9.64	$6.96
Second Quarter	$14.89	$7.86
Third Quarter	$28.10	$13.83
Fourth Quarter (through October 10, 2019)	$28.30	$27.82

        On September 27, 2019, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the closing sale price per Share reported on the Nasdaq Global Market was $20.19 per Share. On October 10, 2019, the last full day of trading prior to the commencement of the Offer, the closing sale price per Share reported on the Nasdaq Global Market was $28.21. Stockholders are urged to obtain a current market quotation for Shares.

        According to Dova’s Annual Report on Form 10-K for the year ended December 31, 2018 filed with the SEC, Dova historically has not declared or paid any cash dividends on the Shares and it does not intend to declare or pay any cash dividends on the Shares in the foreseeable future. Under the Merger Agreement, Dova is not permitted to declare, set aside or pay any dividends with respect to the Shares without the prior written consent of Sobi or except as required by applicable law.

7.     Certain Information Concerning Dova.

        Dova was originally formed as a limited liability company under the laws of the state of Delaware in March 2016 under the name PBM AKS Holdings, LLC. In June 2016, Dova amended its certificate of formation to change its name to Dova Pharmaceuticals, LLC. In September 2016, Dova converted from a limited liability company to a corporation, Dova Pharmaceuticals, Inc. Dova’s common stock is listed on the Nasdaq Global Market under the symbol “DOVA”. The address of Dova’s principal executive office is 240 Leigh Farm Road, Suite 245, Durham, NC 27707. The telephone number of Dova’s principal executive office is (919) 748-5975. The following description of Dova and its business has been derived from Dova’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and is qualified in its entirety by reference to such report.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Dova is subject to the information reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Dova’s directors and officers, their remuneration, stock options granted to them, the principal holders of Dova’s securities, any material interests of such persons in transactions with Dova and other matters is required to be disclosed in proxy statements, the most recent one having been filed with the SEC on March 15, 2019. Such reports, proxy statements and other information are available for inspection through the SEC’s website on the Internet at www.sec.gov.

8.     Certain Information Concerning Sobi and Purchaser.

        Sobi is a public limited liability company incorporated in Sweden, and a direct parent of Dragonfly Holding Corp. (“Holdco”) and indirect parent of Purchaser. Sobi’s principal executive offices are located at Tomtebodavägen 23A, SE-112 76, Stockholm, Sweden. The telephone number of Sobi is +46 8 697 20 00. Sobi is an international biopharmaceutical company focusing on rare diseases, with a particular focus on haemophilia, immunology and specialty care. Sobi is an integrated company engaged in discovery and ideation, preclinical and clinical research and development, medicine manufacturing and patient access and support.

        Holdco is a Delaware corporation and a wholly owned subsidiary of Sobi. Holdco was formed on September 26, 2019 as a holding company for Purchaser, and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger.

        Purchaser is a Delaware corporation formed on September 26, 2019, solely for the purpose of effecting the Offer and the Merger and has conducted no business activities other than those related to the structuring and negotiation of the Offer and the Merger. Purchaser has no assets or liabilities other than the contractual rights and obligations related to the Merger Agreement, Support Agreements and CVR Agreement. Upon the completion of the Merger, Purchaser’s separate corporate existence will cease and Dova will continue as the Surviving Corporation. Until immediately prior to the time

Purchaser accepts for payment Shares pursuant to the Offer, it is not anticipated that Purchaser will have any assets or liabilities or engage in activities other than those incidental to its formation and capitalization and the transactions contemplated by the Offer and the Merger. Purchaser is a wholly owned subsidiary of Holdco, and an indirect wholly owned subsidiary of Sobi. The principal executive offices for Holdco and Purchaser are located at 890 Winter Street Waltham, MA 02451. The telephone number for both Holdco and Purchaser is 781-786-7370.

        The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Sobi, Holdco and Purchaser are listed in Schedule I to this Offer to Purchase.

        During the last five (5) years, none of Sobi, Holdco or Purchaser or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, (i) none of Sobi, Holdco or Purchaser or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Sobi, Holdco or Purchaser, or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Sobi, Holdco or Purchaser or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement, the Support Agreements or as otherwise described in this Offer to Purchase, none of Sobi, Holdco or Purchaser or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Dova (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss, or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Sobi, Holdco or Purchaser or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Dova or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Sobi, Holdco, or Purchaser or any of their subsidiaries, or, to the best knowledge of Sobi, Holdco and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Dova or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two (2) years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Sobi, Holdco and Purchaser with the SEC, are available at the SEC’s website on the Internet at www.sec.gov that contains the Schedule TO and the exhibits thereto and other information that Purchaser has filed electronically with the SEC.

9.     Source and Amount of Funds.

        Each of Sobi’s and Purchaser’s obligation to commence the Offer and close the Merger is not conditioned on its ability to obtain financing. Sobi and Purchaser have represented to Dova that proceeds from the debt financing described below (the “Financing”), together with cash on hand of Sobi and Purchaser as of the closing date of the Merger (the “Closing Date”), will be sufficient to enable Sobi and Purchaser to consummate the transactions contemplated by the Merger Agreement, including the Offer and the Merger and the payment of all amounts owing in respect of fees, costs and expenses of Sobi and Purchaser. Sobi estimates that the total amount of funds required by Sobi and Purchaser to consummate the Offer and the Merger, to fund payments in respect of outstanding Dova Options and outstanding Dova RSUs and to repay certain indebtedness of Dova is approximately $899.60 million, excluding related fees and expenses. In addition, Sobi would need approximately $49.90 million to pay the maximum aggregate amount that the holders of CVRs and holders of certain options would be entitled to if the specified milestone is achieved. Sobi and Purchaser expect to finance the Offer, the Merger, and any fees, costs and expenses with the proceeds of the Financing.

  Debt Financing

        On September 29, 2019, Sobi entered into a debt commitment letter (the “Commitment Letter”) with Danske Bank A/S (“Danske”) and Skandinaviska Enskilda Banken AB (publ) (“SEB”), pursuant to which, subject to the terms and conditions set forth therein, Danske and SEB committed to provide an acquisition term loan facility in an aggregate principal amount of SEK 3,000,000,000 and a revolving credit facility in an aggregate principal amount of EUR 280,000,000, respectively (together, the “acquisition facilities”). Each of the acquisition term loan facility and the revolving credit facility will mature on the date that is five years after the initial funding under the acquisition term loan facility. Danske and SEB’s obligations to fund the acquisition facilities are subject to several limited conditions as set forth in the Commitment Letter, including, among others, the consummation of the Merger and related transactions simultaneously or substantially simultaneously with the initial borrowings under the acquisition facilities, the absence of a Material Adverse Effect (as defined in the Merger Agreement) on Dova and its subsidiaries taken as a whole, the accuracy of certain representations and warranties related to Dova, as set forth in the Merger Agreement, and to Sobi, as set forth in the acquisition facilities agreement relating to status, organization and powers, binding obligations and other obligations set forth in the Commitment Letter, the delivery of the cash tender offer documentation and executed copies of the CVR Agreement, and the delivery of certain financial statements of Sobi and Dova for the financial year 2018. The acquisition facilities agreement will provide that the acquisition facilities issued thereunder will be freely prepayable without penalty. The acquisition facilities agreement will contain customary covenants and events of default.

        In connection with the Merger and obtaining the acquisition facilities, Sobi has undertaken to repay in full all amounts outstanding under the existing debt facilities held by Dova and its subsidiaries, and deliver the respective deeds of release and payoff letters, as necessary, within 90 days from the Closing Date.

10.   Background of the Offer; Past Contacts or Negotiations with Dova.

        The following is a description of material contacts between representatives of Sobi or Purchaser and representatives of Dova that resulted in the execution of the Merger Agreement. For a review of Dova’s additional activities, please refer to Dova’s Schedule 14D-9 that will be filed with the SEC and mailed to all Dova stockholders.

        From time to time, Sobi regularly meets with other biopharmaceutical companies, including Dova, to discuss potential strategic opportunities. On January 15, 2018, Sobi entered into a mutual commercial confidentiality agreement with Dova to facilitate discussions regarding a potential licensing arrangement for Doptelet® (avatrombopag) (“Doptelet”) in Europe.

        On July 10, 2019, Mark Hahn, Dova’s Chief Financial Officer, Mahmood Ladha, Senior Advisor to the Chief Executive Officer of Sobi, and Dr. Daniel Rankin, Head of Corporate Development for Sobi, had a telephonic conversation regarding Sobi’s interest in a licensing arrangement for Doptelet in Europe. Representatives of Sobi suggested an in-person meeting to learn more about the Doptelet program.

        On July 29, 2019, Mr. Ladha and Dr. Rankin met with Dr. David Zaccardelli, Dova’s President and Chief Executive Officer, Mr. Hahn, Dr. Kevin Laliberte, Dova’s Senior Vice President, Product Development, and Jason Hoitt, Dova’s Chief Commercial Officer, at Dova’s headquarters in Durham, North Carolina to learn more about the Doptelet program. In the course of those discussions, Dova’s representatives provided Sobi’s representatives with an overview of Dova’s business and its efforts to commercialize Doptelet. The parties did not exchange any non-public information or discuss a potential strategic combination.

        On August 14, 2019, Dr. Zaccardelli, Mr. Hahn, Mr. Ladha, Dr. Rankin, Dr. Guido Oelkers, Chief Executive Officer of Sobi and Henrik Stenqvist, Chief Financial Officer of Sobi met in person. At that meeting, Sobi’s representatives informed Dova’s representatives of Sobi’s interest in an acquisition of Dova.

        On August 15, 2019, Sobi submitted a non-binding proposal to Dova, proposing to acquire all outstanding shares of Dova common stock for $23.00 per Share in cash.

        On August 18, 2019, representatives of Cooley LLP (“Cooley”), outside counsel to Dova, and representatives of Cravath, Swaine & Moore LLP (“Cravath”), outside legal counsel to Sobi, discussed the terms of a new confidentiality agreement specific to a potential transaction to be entered into between Sobi and Dova, rather than relying on the existing commercial confidentiality agreement between the companies. During the course of the conversation, representatives of Cravath informed representatives of Cooley that Sobi would expect certain stockholders of Dova, including Paul Manning, to commit to vote or tender their shares in a transaction.

        On August 19, 2019, Sobi entered into a confidentiality agreement with Dova specific to a potential transaction to facilitate Sobi’s due diligence investigations. The terms of the confidentiality agreement with Dova include customary standstill provisions with a “fallaway” that causes such standstill provision to be released upon the entry by Dova into a definitive agreement in respect of a strategic combination. From August 19 through the end of September, Sobi conducted its due diligence investigations, which included discussions with Dova’s management team. As Sobi was conducting its due diligence review, Mr. Ladha and other representatives of Sobi had periodic conversations with representatives of Jefferies LLC (“Jefferies”), a financial advisor to Dova, regarding Sobi’s desired timetable, including Sobi’s desire to finalize a transaction by the end of September 2019. In one of those conversations, representatives of Sobi informed representatives of Jefferies that Sobi was planning to have an ordinary meeting of its board of directors on September 19, 2019 at which the board would discuss the strategic combination.

        On August 25, 2019, Sobi received Dova’s process letter from representatives of Jefferies requesting that parties interested in entering into a strategic combination with Dova submit written, non-binding preliminary indications of interest by September 30, 2019.

        On September 13, 2019, Sobi advised Dova that Sobi’s due diligence investigations were nearing completion.

        On September 17, 2019, a copy of a draft merger agreement was made available to Sobi.

        On September 20, 2019, representatives of Sobi contacted representatives of Jefferies and reiterated that Sobi would expect certain stockholders of Dova, including Mr. Manning, to commit to vote or tender their Shares in a transaction. Following this conversation, Sobi was provided with a draft form of the tender and support agreement. From this time until the execution of the Merger Agreement, representatives of Cooley and Cravath negotiated and exchanged drafts of the merger agreement and the form of tender and support agreement.

        On September 26, 2019, Mr. Oelkers and Mr. Ladha arranged an in-person meeting with Mr. Manning, Chairman of the Dova Board, and Sean Stalfort, another member of the Dova Board, to discuss the terms of Sobi’s proposal. At this meeting, Sobi’s representatives confirmed that Sobi’s due diligence investigations were substantially complete and it would be willing to proceed with a transaction on improved terms if the transaction could be announced by September 30, 2019. After discussion between the representatives of the parties regarding the status of the transaction and each party’s view of value, Sobi made a verbal indication of interest to acquire Dova for $27.50 per Share in cash, plus one contingent value right per Share, which would represent the right to receive $1.50 in cash upon achievement of an event-based milestone.

        On September 28, 2019, representatives of Cravath provided representatives of Cooley with a draft form of contingent value rights agreement. During the course of the day, Mr. Ladha, Dr. Zaccardelli, Mr. Hahn and representatives of Cravath and Cooley discussed and negotiated the terms of the contingent value rights agreement, including specific elements of the event-based milestone.

        Early in the morning on September 29, 2019, representatives of Cravath and Cooley finalized the terms of the proposed merger agreement, form of tender and support agreement and form of contingent value rights agreement.

        On September 30, 2019, prior to the opening of trading of Sobi’s common stock on the Nasdaq Stockholm stock exchange, the Dova Board, Dova, Sobi, the Manning Stockholders and Mr. Stalfort executed the Merger Agreement and the Support Agreements, as applicable. Substantially concurrently with the execution of these transaction agreements, each of Dova and Sobi issued a press release announcing the execution of the Merger Agreement and the other transaction agreements.

11.   The Transaction Agreements.

The Merger Agreement

        The following summary of certain provisions of the Merger Agreement and all other provisions of the Merger Agreement discussed herein are qualified by reference to the Merger Agreement itself, which is incorporated herein by reference. We have filed a copy of the Merger Agreement as Exhibit (d)(1) to the Schedule TO of which this Offer to Purchase forms a part. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 8—“Certain Information Concerning Sobi and Purchaser.” Dova stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used herein and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about Sobi, Purchaser or Dova. In particular, the representations, warranties and covenants of each party set forth in the Merger Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by a confidential disclosure letter made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The confidential disclosure letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.

        The Offer.    The Merger Agreement provides that Purchaser will commence the Offer on or before October 15, 2019. Purchaser’s obligation to accept for payment and pay for Shares validly tendered (and not validly withdrawn) in the Offer is subject to the satisfaction or waiver of the Minimum Condition and the other Offer Conditions that are described in Section 15—“Conditions to the Offer.” Subject to the satisfaction of the Minimum Condition and the satisfaction (or waiver by Sobi) of the other Offer Conditions that are described in Section 15—“Conditions to the Offer,” the Merger Agreement provides that Purchaser will, and Sobi will cause Purchaser to, irrevocably accept for payment and pay for all Shares validly tendered (and not validly withdrawn) pursuant to the Offer as promptly as practicable after the applicable Expiration Date. Acceptance of all such validly tendered Shares for payment pursuant to and subject to the conditions of the Offer, which will occur on November 12, 2019, unless one or more Offer Conditions is not satisfied as of such date, in which case we will extend the Offer pursuant to the terms of the Merger Agreement, is referred to herein as the “Offer Acceptance Time,” and the date and time at which the Offer Acceptance Time occurs is referred to herein as the “Offer Closing.” The Offer may not be withdrawn without Dova’s prior written consent prior to the Expiration Date (including any rescheduled Expiration Date) unless the Merger Agreement is terminated in accordance with its terms.

        Sobi and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes to the terms and conditions of the Offer, including the Offer Conditions. However, notwithstanding the foregoing, without the prior written consent of Dova, we are not permitted to:

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  decrease the Cash Amount;

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  change the form of consideration payable in the Offer;

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  decrease the maximum number of Shares sought to be purchased in the Offer;

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  impose conditions to the Offer in addition to the Offer Conditions;

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  amend or modify any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares or that would, individually or in the aggregate, reasonably be expected to prevent or delay the consummation of the Offer or the Merger;

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  amend, modify, change or waive the Minimum Condition or the Termination Condition;

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  terminate the Offer or accelerate, extend or otherwise change the Expiration Date in a manner other than in accordance with the relevant provisions of the Merger Agreement;

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  provide any “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Exchange Act; or

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  amend or modify the terms of the CVR or the CVR Agreement.

        The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Expiration Date and in which Sobi is required to cause Purchaser to extend the Expiration Date. Specifically, subject to our rights to terminate the Merger Agreement in accordance with its terms, the Merger Agreement provides that Purchaser must extend the Offer:

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  as required by applicable legal requirements, any interpretation or position of the SEC, the staff thereof or the Nasdaq Global Market applicable to the Offer;

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  until any consent, approval or clearance with respect to, or termination or expiration of any waiting period (and any extension thereof) applicable to the Offer under the HSR Act has been received, expired or terminated; and

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  if, as of the then-scheduled Expiration Date, any Offer Condition is not satisfied and has not been waived and Dova requests that the Offer be extended to permit satisfaction of such Offer Condition(s).

        However, notwithstanding the foregoing, Purchaser is not required to, and without Dova’s consent, may not, extend the Offer beyond the earlier of the termination of the Merger Agreement in accordance with its terms and January 2, 2020. If we extend the Offer, such extension will extend the time that you will have to tender (or withdraw) your Shares.

        Purchaser has agreed that it will (and Sobi has agreed to cause Purchaser to) promptly terminate the Offer, and will not acquire any Shares pursuant thereto, upon any valid termination of the Merger Agreement prior to the Offer Acceptance Time.

        Offer Conditions.    The Offer Conditions are described in Section 15—“Conditions to the Offer.”

        The Merger.    The Merger Agreement provides that, following completion of the Offer and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time, Purchaser will be merged with and into Dova, and the separate corporate existence of Purchaser will cease, and Dova will continue as the Surviving Corporation in the Merger. The Merger will be governed by Section 251(h) of the DGCL and will be effected as soon as practicable following (but in any event on the same date as) the Offer Acceptance Time without a vote on the adoption of the Merger Agreement by Dova stockholders.

        The certificate of incorporation and bylaws of the Surviving Corporation at and immediately after the Effective Time will be in the forms attached to the Merger Agreement as Exhibits A and B, respectively.

        The obligations of Dova, Sobi and Purchaser to complete the Merger are subject to the satisfaction of the following conditions:

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  there must not have been issued by any governmental body of competent jurisdiction and remain in effect any judgment, temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger, nor shall any action have been taken, or any law or order promulgated, entered, enforced, enacted, issued or deemed applicable to the Merger by any governmental body, which directly or indirectly prohibits, or makes illegal, the consummation of the Merger; and

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  Purchaser (or Sobi on Purchaser’s behalf) must have irrevocably accepted for payment all Shares validly tendered pursuant to the Offer and not validly withdrawn.

        Conversion of Capital Stock at the Effective Time.    At the Effective time, by virtue of the Merger, each Share outstanding immediately prior to the Effective Time (other than Shares held (i) by Dova or any of its subsidiaries (including any held in Dova’s treasury) or by Sobi or Purchaser or any other direct or indirect wholly owned subsidiary of Sobi, which Shares will be canceled and will cease to exist or (ii) by any Dova stockholders who properly exercise and perfect their appraisal rights under Delaware law with respect to such Shares) will be automatically converted into the right to receive the Offer Price, without interest thereon (the “Merger Consideration”) and subject to any applicable withholding taxes.

        Each share of the common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

        At the close of business on the day of the Effective Time, the stock transfer books of Dova with respect to the Shares will be closed and thereafter there will be no further registration of transfers of Shares on the records of Dova. From and after the Effective Time, the holders of the Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such Shares other than the right to receive, upon surrender stock of certificates or book-entry shares in accordance with the procedures set forth in the Merger Agreement, the Merger Consideration, or, with respect to Shares of a holder who exercises appraisal rights in accordance with Delaware law, the rights set forth in Section 262 of the DGCL.

        Treatment of Dova Equity Awards.    Pursuant to the terms of the Merger Agreement, each Dova Option that is outstanding as of immediately prior to the Offer Acceptance Time will automatically accelerate and become fully vested and exercisable effective immediately prior to, and contingent upon, the Offer Acceptance Time. As of the Effective Time,

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  each In the Money Option that has a per share exercise price that is less than the Cash Amount and is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive (i) an amount in cash equal to the product of (A) the total number of Shares subject to such Dova Option immediately prior to the Effective Time, multiplied by (B) the excess of the (x) the Cash Amount over (y) the exercise price payable per Share under such Dova Option and (ii) one CVR for each Share subject to such In the Money Option immediately prior to the Effective Time, subject to any applicable withholding or other taxes required by applicable law.

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  each Out of the Money Option that is outstanding and unexercised immediately prior to the Effective Time will be cancelled and converted into the right to receive a contingent cash payment from Sobi on the Milestone Payment Date, if any, with respect to each Share subject to such Out of the Money Option immediately prior to the Effective Time equal to the Out of the Money Option Consideration, subject to any applicable withholding or other taxes required by applicable law. Notwithstanding the foregoing, (i) any Dova Option with a per Share exercise price that is equal to or greater than $29.00 will be cancelled at the Effective Time without any consideration payable (whether in the form of cash or a CVR or otherwise) therefor whether before or after the Effective Time and (ii) in the event the Milestone Payment Date does not occur, no payment (whether in the form of the Out of the Money Option Consideration or otherwise) will be made in respect of any Out of the Money Option following the Effective Time.

        Pursuant to the terms of the Merger Agreement, each Dova RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, will be cancelled and converted into the right to receive (i) an amount in cash equal to the product of (A) the total number of Shares subject to such Dova RSU immediately prior to the Effective Time, whether vested or unvested, multiplied by (B) the Cash Amount and (ii) one (1) CVR for each Share subject to such Dova RSU immediately prior to the Effective Time, subject to any applicable withholding or other taxes required by applicable law.

  Representations and Warranties.

        In the Merger Agreement, Dova has made representations and warranties to Sobi and Purchaser with respect to, among other things:

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  corporate matters, such as due organization, good standing and subsidiaries;

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  organizational documents;

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  capitalization;

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  financial statements and SEC filings;

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  accuracy of information supplied for the Offer and the Schedule TO;

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  absence of certain changes or events;

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  title to assets;

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  real property and leases;

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  intellectual property;

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  material contracts;

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  absence of undisclosed liabilities;

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  compliance with laws;

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  regulatory matters;

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  compliance with anti-corruption laws;

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  governmental authorizations;

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  tax matters;

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  employee and employee benefit plan matters;

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  environmental matters;

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  insurance;

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  absence of legal proceedings and orders;

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  authority in connection with the Merger Agreement and the recommendation of the Dova Board with respect to the Offer;

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  state takeover laws, including Section 203 of the DGCL;

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  requisite Dova stockholder approvals following the Offer Acceptance Time;

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  required consents, notices and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, or the creation of any encumbrance on any of Dova’s or its subsidiaries’ assets pursuant to, organizational documents, contracts, laws and governmental authorizations;

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  the opinions of Dova’s financial advisors;

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  brokers and other advisors; and

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  certain acknowledgments regarding Sobi and Purchaser’s representations and warranties.

        Some of the representations and warranties in the Merger Agreement made by Dova are qualified as to “materiality” or “Material Adverse Effect.” For purposes of the Merger Agreement, a “Material Adverse Effect” means any change, effect, circumstance, fact, event, development or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, financial condition or results of operations of Dova and its subsidiaries, taken as a whole. However, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there is, or would be reasonably likely to be, a Material Adverse Effect:

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  any change in the market price or trading volume of Dova’s stock or change in Dova’s credit rating (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception);

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  any change, effect, circumstance, fact, event, development, occurrence or other matter to the extent arising out of, or resulting from, the execution and delivery of the Merger Agreement or the announcement of the transactions contemplated by the Merger Agreement including (A) any stockholder litigation arising from allegations of a breach of fiduciary duty or violation of securities laws relating to the Merger Agreement, (B) the identity of Sobi or any subsidiary of Sobi and (C) the effect of the foregoing on the relationships with current or prospective customers, suppliers, distributors, partners, financing sources or employees (other than for purposes of representations and warranties addressing the effect of the execution, delivery and performance of the Merger Agreement or the consummation of the transactions contemplated thereby);

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  any change, effect, circumstance, fact, event, development or occurrence affecting the industries in which Dova and its subsidiaries operate or in the economy generally or other general business, financial or market conditions, except to the extent that Dova and its subsidiaries are adversely affected disproportionately relative to the other participants in the industries in which Dova and its subsidiaries operate;

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  any change, effect, circumstance, fact, event, development or occurrence arising out of or otherwise relating to fluctuations in the value of any currency or tariffs, except to the extent that Dova and its subsidiaries are adversely affected disproportionately relative to the other participants in the industries in which Dova and its subsidiaries operate;

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  any change, effect, circumstance, fact, event, development or occurrence arising out of or otherwise relating to any act of terrorism, cyberterrorism (whether or not sponsored by a governmental body), outbreak of hostilities, acts of war, trade war, national or international calamity or any other similar event, except to the extent that such event, circumstance, change, or effect disproportionately affects Dova and its subsidiaries relative to other participants in the industries in which Dova and its subsidiaries operate;

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  the failure of Dova to meet internal or analysts’ expectations or projections or the results of operations of Dova (provided that the underlying causes of any such change may be considered in determining whether a Material Adverse Effect occurred to the extent not otherwise excluded by another exception in this definition);

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  any change, effect, circumstance, fact, event, development or occurrence arising out of or otherwise directly relating to any action taken by Dova at the written direction of Sobi; and

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  any change, effect, circumstance, fact, event, development or occurrence to the extent arising out of or otherwise relating to any change in any law or GAAP (or authoritative interpretations of any law or GAAP), except to the extent that Dova and its subsidiaries are adversely affected disproportionately relative to the other participants in the industries in which Dova and its subsidiaries operate.

        In the Merger Agreement, Sobi and Purchaser have made representations and warranties to Dova with respect to, among other things:

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  corporate matters, such as due organization and good standing;

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  Purchaser’s business activities and Sobi’s ownership of Purchaser;

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  authority in connection with the Merger Agreement and the CVR Agreement;

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  required consents and approvals, and the absence of conflicts with and violations or breaches of, or defaults under, organizational documents, contracts, laws and governmental authorizations;

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  accuracy of information supplied for the Offer and the Solicitation/Recommendation Statement on Schedule 14D-9 of Dova (which we refer to, together with any exhibits and annexes attached thereto, as the “Schedule 14D-9”);

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  absence of legal proceedings and orders;

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  ownership of securities of Dova and absence of certain arrangements with Dova stockholders, directors, officers, employees and affiliates;

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  brokers and other advisors;

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  the availability of funds to finance the consideration payable in the Offer and the Merger;

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  independent investigation of Dova by Sobi and Purchaser; and

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  non-reliance on Dova estimates, projections, forecasts, forward-looking information and business plans.

        Some of the representations and warranties in the Merger Agreement made by Sobi and Purchaser are qualified as to “materiality” or “Parent Material Adverse Effect.” For purposes of the Merger Agreement, a “Parent Material Adverse Effect” means any change, effect, circumstance, fact, event, development or occurrence that would, individually or in the aggregate, prevent, materially delay or materially impair the ability of Sobi or Purchaser to consummate the transactions contemplated by the Merger Agreement.

        None of the representations and warranties of the parties contained in the Merger Agreement, Dova’s confidential disclosure letter or in any certificate, schedule, or other document delivered pursuant to the Merger Agreement will survive the Merger.

        Conduct of Business Pending the Merger.    Dova has agreed that, during the period from the date of the Merger Agreement until the earlier of the Effective Time and the termination of the Merger Agreement pursuant to its terms (the “Pre-Closing Period”), except (i) as required or expressly contemplated under the Merger Agreement, (ii) as required by applicable laws or (iii) with the written consent of Sobi (which consent shall not be unreasonably withheld, conditioned or delayed), Dova will, and will cause each of its subsidiaries to use commercially reasonable efforts to, conduct in all material respects its business and operations in the ordinary course and preserve intact the current business organization of it and its subsidiaries including by keeping available the services of current officers and key employees and maintaining its and its subsidiaries’ respective relations and goodwill with material suppliers, customers, governmental bodies and other material business relations.

        Dova has further agreed that, during the Pre-Closing Period, except (i) as required or otherwise expressly contemplated under the Merger Agreement, (ii) as required by applicable laws or (iii) with the written consent of Sobi (which consent shall not be unreasonably withheld, conditioned or delayed), Dova will not, and will cause its subsidiaries not to, among other things and subject to specified exceptions:

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  establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock;

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  repurchase, redeem or otherwise reacquire any shares of its capital stock (including any Shares), or any rights, warrants or options to acquire any shares of its capital stock;

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  split, combine, subdivide or reclassify any Shares or other equity interests;

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  sell, issue, grant, deliver, pledge, transfer, encumber or authorize the issuance, sale, delivery, pledge, transfer, encumbrance or grant by Dova or any of its subsidiaries of any capital stock, equity interest or other security of Dova or any of its subsidiaries, any subscription, option, call, warrant, restricted securities, or right or obligation to acquire any capital stock, equity interest or other security of Dova or any of its subsidiaries or any instrument convertible into, exchangeable for any capital stock, equity interest or other security of Dova or any of its subsidiaries;

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  (i) establish, adopt, enter into, terminate or amend any employee benefit plan, (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of Dova’s employee benefit plans, or (iii) grant any current or former employee, director, independent contractor or consultant any increase in compensation, bonuses or benefits (subject to specified exceptions);

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  hire any employee with an annual base salary in excess of $250,000;

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  amend or permit the adoption of any amendment to their respective organizational documents;

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  form any subsidiary, acquire any equity interest in any other entity or enter into any joint venture, partnership, collaboration or similar arrangement;

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  make or authorize any capital expenditures exceeding specified thresholds;

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  acquire, lease, license, sublicense, pledge, sell or otherwise dispose of, divest or spin-off, abandon, waive, relinquish or permit to lapse (other than any patent expiring at the end of its statutory term), transfer, assign, guarantee, exchange or swap, mortgage or otherwise encumber (including pursuant to a sale-leaseback transaction or securitization) or subject to any material encumbrance (other than specified permitted encumbrances) any material right or other material asset or property;

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  lend money or make capital contributions or advances to or make investments in, any person, or incur or guarantee any indebtedness;

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  amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any material contract or enter into any contracts which, if of a certain type and entered into prior to the date of the Merger Agreement, would have been a material contract;

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  (i) make, change or revoke any material tax election other than in the ordinary course of business, (ii) adopt or change any method of tax accounting, (iii) consent to the extension or waiver of the statutory period of limitations applicable to any tax claim or assessment other than in the ordinary course of business, (iv) settle or compromise any audit, claim, assessment or other proceeding relating to a material amount of tax, (v) surrender any right to claim any material tax refund or (vi) file any material amended tax return;

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  settle, release, waive or compromise any legal proceeding;

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  enter into any collective bargaining agreement or other agreement with any labor organization;

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  adopt or implement any stockholder rights plan or similar arrangement;

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  adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

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  assign, sell, lease, license, dispose, cancel, abandon, grant rights to or fail to renew, maintain or diligently pursue applications for, or defend, any material Dova intellectual property or disclose to any third party any Dova trade secrets;

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  make any material change in financial accounting policies, practices, principles, methods or procedures, other than as required by GAAP or Regulation S-X promulgated under the Exchange Act or other applicable rules and regulations of the SEC or applicable law; or

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  authorize any of, or agree or commit to take any of, the foregoing actions.

        No Solicitation.    Dova agreed, on behalf of itself and its subsidiaries and their respective officers, employees and directors, and agreed to direct its representatives, to cease and cause to be terminated any solicitation and any and all existing discussions or negotiations with any person that may have been ongoing with respect to any Acquisition Proposal (as defined below) at the time of the execution of the Merger Agreement or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal.

        Except as otherwise described below, Dova has also agreed, on behalf of itself and its subsidiaries, that they will not, and will use their reasonable best efforts not to permit or allow their representatives to, directly or indirectly:

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  solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal;

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  engage in, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any other person any information in connection with, or for the purpose of soliciting, knowingly encouraging or facilitating, an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal;

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  adopt, approve, or enter into any letter of intent, acquisition agreement, agreement in principle or other contract with respect to an Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to an Acquisition Proposal; or

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  resolve or agree to do any of the foregoing.

        Dova also agreed to terminate access by any third party to any physical or electronic data room relating to any potential Acquisition Proposal, and to send “return or destroy” letters to third parties that were granted prior access.

        For purposes of the Merger Agreement and the Support Agreements, the term “Acquisition Proposal” means any proposal or offer from any person (other than Sobi and its affiliates) or “group” (within the meaning of Section 13(d) of the Exchange Act), relating to, in a single transaction or series of related transactions, any of the following:

  •
  an acquisition or license of assets (including equity interests of subsidiaries) of Dova or any of its subsidiaries equal to 20% or more of Dova’s consolidated assets or to which 20% or more of Dova’s revenues or earnings on a consolidated basis are attributable;

  •
  an issuance or acquisition of 20% or more of the outstanding Shares or other voting securities of Dova representing 20% or more of the combined voting power of Dova;

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  an acquisition or exclusive license of all or substantially all of the rights to Dova’s Doptelet® (avatrombopag) program;

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  a recapitalization, tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or other voting securities of Dova representing 20% or more of the combined voting power of Dova; or

  •
  a merger, consolidation, amalgamation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dova that if consummated would result in any person or group beneficially owning 20% or more of the outstanding Shares or other voting securities of Dova representing 20% or more of the combined voting power of Dova.

        Notwithstanding the foregoing, the transactions contemplated by the Merger Agreement are excluded from the definition of “Acquisition Proposal.”

        For purposes of the Merger Agreement, the term “Superior Offer” means any bona fide written Acquisition Proposal that the Dova Board determines, in good faith, after consultation with Dova’s outside legal counsel and Dova’s financial advisors, is reasonably likely to be consummated in accordance with its terms, and, taking into account all legal, regulatory and financing aspects (including certainty of closing) of the proposal and the person making the proposal and other aspects of the Acquisition Proposal that the Dova Board deems relevant, is more favorable to Dova’s stockholders (solely in their capacity as such) from a financial point of view than the transactions contemplated by the Merger Agreement (after giving effect to any counterproposals made by Sobi pursuant to the matching rights afforded by the Merger Agreement, as summarized below). However, for purposes of the definition of “Superior Offer,” the references to “20%” in the definition of Acquisition Proposal are deemed to be references to “50%.”

        Notwithstanding the restrictions described above, if at any time on or after the date of the Merger Agreement and prior to the Offer Acceptance Time Dova receives a bona fide written Acquisition Proposal from any person or group of persons, which Acquisition Proposal was made on or after the date of the Merger Agreement and did not result from or arise out of any breach of the restrictions described above, then, if the Dova Board determines in good faith, after consultation with Dova’s financial advisors and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer (and Dova provides Sobi written notice of this determination), then Dova and its representatives may (x) furnish, pursuant to (but only pursuant to) an Acceptable Confidentiality Agreement (as defined below), information (including non-public information) with respect to Dova and its subsidiaries to the person or group of persons who has made such Acquisition Proposal (and Dova must substantially concurrently provide to Sobi any information concerning Dova or any of its subsidiaries that is provided to any person given such access which was not previously provided to Sobi or its representatives) and (y) engage in or otherwise participate in discussions or negotiations with the person or group of persons making such Acquisition Proposal.

        For purposes of the Merger Agreement, “Acceptable Confidentiality Agreement” means any agreement with Dova that is either (i) in effect as of the execution and delivery of the Merger Agreement or (ii) executed, delivered and effective after the execution and delivery of the Merger Agreement, in either case containing provisions that require any counterparty thereto (and any of its affiliates and representatives) that receive information of, or with respect to, Dova and its subsidiaries to keep such information confidential (provided that (x) the confidentiality and use provisions contained therein are no less favorable in the aggregate to Dova than the terms of the Confidentiality Agreement (and such agreement need not contain any “standstill” or similar provisions that prohibit the making of any Acquisition Proposal) and (y) such agreement does not contain any provision that prohibits Dova from satisfying its obligations hereunder).

        In addition, Dova must:

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  promptly (and in any event within 36 hours) notify Sobi orally and in writing of any inquiries, proposals or offers with respect to, or that would reasonably be expected to lead to, an Acquisition Proposal, or any request for information concerning Dova or any of its subsidiaries from any person or group of persons who have made or could reasonably be expected to make an Acquisition Proposal, in each case that are received by Dova or any of its subsidiaries or any of their representatives, including the identity of the person or group of persons making such Acquisition Proposal, request, inquiry, proposal or offer;

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  provide Sobi a summary of the material terms and conditions of any Acquisition Proposal;

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  keep Sobi reasonably informed of any material developments, discussions or negotiations (including any amendments or proposed amendments to any material terms or conditions) regarding any Acquisition Proposal on a reasonably prompt basis;

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  promptly provide Sobi with copies of all written Acquisition Proposals, requests, inquiries, proposals or offers or other materials, including proposed agreements and financing documentation received by Dova or any of its subsidiaries or any of their representatives with respect to any Acquisition Proposal, or that Dova or any of its subsidiaries or any of their representatives delivers to any person or group with respect to any Acquisition Proposal; and

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  upon the request of Sobi, reasonably inform Sobi of the status of such Acquisition Proposal.

        Change of the Dova Board Recommendation.    As described above, and subject to the provisions described below, the Dova Board has resolved to recommend that Dova stockholders tender their Shares to Purchaser pursuant to the Offer. The foregoing recommendation is referred to herein as the “Dova Board recommendation.” Unless the Dova Board has made an Adverse Change Recommendation (as defined below), the Dova Board has also agreed to include the Dova Board recommendation in the Schedule 14D-9 and to permit Sobi to refer to such recommendation in this Offer to Purchase and other documents related to the Offer.

        Except as described below, during the Pre-Closing Period, neither the Dova Board nor any committee of the Dova Board may:

  •
  withdraw or withhold (or modify, change or qualify in a manner adverse to Sobi or Purchaser) or publicly propose to withdraw or withhold (or modify, change or qualify in a manner adverse to Sobi or Purchaser), the Dova Board recommendation;

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  adopt, approve, recommend or declare advisable, or publicly propose to adopt, approve, recommend or declare advisable, any Acquisition Proposal;

  •
  if a tender offer or exchange offer for Dova’s common stock that constitutes an Acquisition Proposal is commenced (within the meaning of Rule 14d-2 under the Exchange Act), fail to recommend against acceptance of such tender offer or exchange offer within ten business days; or

  •
  if any Acquisition Proposal has been made public, fail to reaffirm the Dova Board recommendation upon request of Sobi within the earlier of three business days prior to the then scheduled Expiration Date or ten business days after Sobi requests such reaffirmation with respect to such Acquisition Proposal (provided that Sobi may make such request only once with respect to such Acquisition Proposal unless such Acquisition Proposal is subsequently publicly modified in any material respect in which case Sobi may make such request once each time such modification is made).

        Any action described in the foregoing four bullet points is referred to as an “Adverse Change Recommendation.”

        The Merger Agreement further provides that the Dova Board will not adopt, approve, recommend or declare advisable, or propose to adopt, approve, recommend, declare advisable, enter into or allow Dova or any of its subsidiaries to execute or enter into any contract (i) with respect to any Acquisition Proposal, or (ii) requiring, or which would reasonably be expected to cause, Dova to abandon, terminate, delay or fail to consummate the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement as described above).

        However, notwithstanding the foregoing, at any time prior to the Offer Acceptance Time, the Dova Board may make an Adverse Change Recommendation in response to an Acquisition Proposal or terminate the Merger Agreement in order to enter into an agreement with respect to such Acquisition Proposal, if and only if:

  •
  the Dova Board determines in good faith (after consultation with Dova’s financial advisors and outside legal counsel) that the applicable Acquisition Proposal is a Superior Offer;

  •
  such Acquisition Proposal did not arise out of a breach of the obligations of Dova described above under “—No Solicitation”;

  •
  the Dova Board determines in good faith (after consultation with Dova’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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  Dova has given Sobi prior written notice of its intention to consider making an Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer at least five business days prior to making any such Adverse Change Recommendation or termination (a “Determination Notice”);

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  Dova has provided to Sobi a summary of all the material terms and conditions of such Acquisition Proposal and all other information required to be provided in connection therewith (as described above under “—No Solicitation”) and copies of the agreements (including financing arrangements) with respect to such Acquisition Proposal;

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  Dova has given Sobi five business days after Sobi’s receipt of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal and, to the extent requested by Sobi, has negotiated in good faith with Sobi and its representatives with respect to such proposed revisions or other proposal, if any; and

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  at the end of the five business day period referred to in the preceding bullet, after consultation with Dova’s financial advisors and outside legal counsel, the Dova Board has determined in good faith that such Acquisition Proposal is a Superior Offer and, after consultation with Dova’s outside legal counsel, that the failure to make the Adverse Change Recommendation or terminate the Merger Agreement to accept such Superior Offer would be inconsistent with its fiduciary under applicable laws.

        The third through seventh bullets above will also apply to any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material amendment to any Acquisition Proposal, each of which will require a new Determination Notice, except that the references to five business days therein will be deemed to be references to three business days.

        Additionally, at any time prior to the Offer Acceptance Time, the Dova Board may make an Adverse Change Recommendation in response to a material event or development or material change in circumstances with respect to Dova that (i) occurs after the date of the Merger Agreement and was neither known to the Dova Board nor reasonably foreseeable as of or prior to the date of the Merger

Agreement and (ii) does not relate to any Acquisition Proposal or any events, changes or circumstances relating to Sobi, Purchaser or any of their affiliates (such an event, development or change, a “Change in Circumstance”), if and only if:

  •
  the Dova Board determines in good faith (after consultation with Dova’s outside legal counsel) that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

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  Dova has given Sobi a Determination Notice at least five business days prior to making any such Adverse Change Recommendation;

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  Dova has specified the Change in Circumstance in reasonable detail in the Determination Notice, including the facts and circumstances that render an Adverse Change Recommendation necessary in the determination of the Dova Board;

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  Dova has given Sobi five business days after Sobi’s receipt of the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal, and has negotiated in good faith with Sobi and its representatives, to the extent Sobi desires to negotiate, with respect to such proposed revisions or other proposal, if any; and

  •
  after considering any such revisions or proposals and the results of any such negotiations and giving effect to the revisions or proposals made by Sobi, if any, after consultation with its outside legal counsel, the Dova Board has determined, in good faith, that the failure to make the Adverse Change Recommendation in response to such Change in Circumstance would be inconsistent with the fiduciary duties of the Dova Board under applicable laws.

        The bullets above also will apply to any material change to the facts and circumstances relating to such Change in Circumstance, each of which will require a new Determination Notice, except that the references to five business days therein will be deemed to be references to three business days.

        None of the provisions described above under “—No Solicitation” or in this “—Change of the Dova Board Recommendation” subsection will prohibit Dova from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to Dova’s stockholders that is required by applicable securities laws or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

        Access to Information.    During the Pre-Closing Period, Dova has agreed to provide Sobi and its representatives with reasonable access during normal business hours to Dova’s and its subsidiaries’ officers, employees, other personnel, and assets and to all existing books and records, and to furnish to Sobi such financial and operating data and other information as Sobi may reasonably request, in each case, subject to customary exceptions and limitations.

        Reasonable Best Efforts.    Reasonable Best Efforts. The Merger Agreement provides that the parties must use reasonable best efforts to take, or cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable under applicable antitrust law to consummate and make effective the Offer and the Merger as soon as reasonably practicable, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and, expirations or terminations of waiting periods from governmental bodies and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any such consent, decision, declaration, approval, clearance or waiver, or expiration or termination of a waiting period by or from, or to avoid an action or proceeding by, any governmental body in connection with any antitrust law; (ii) the obtaining of all necessary consents, authorizations, approvals or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Offer and the Merger.

        Employee Matters.    From and after the Effective Time, Sobi will, or will cause the Surviving Corporation to, assume and honor all individual severance and employment agreements for all Continuing Employees (as defined below), in each case, in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one year following the Effective Time, Sobi will provide, or cause to be provided, to each Dova employee who is employed by Dova as of immediately prior to the Effective Time and who continues to be so employed during such one-year period (each a “Continuing Employee”) a base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities (including, but not limited to, bonuses and commission opportunities), each of which is no less favorable than the base salary (or base wages, as the case may be) and short-term cash incentive compensation opportunities provided to such employee immediately prior to the Effective Time, and other employee benefits (including severance benefits) that are substantially similar in the aggregate to the employee benefits (including severance benefits) provided to such employee immediately prior to the Effective Time.

        Continuing Employees will be given service credit for all purposes, including for eligibility to participate, benefit levels and eligibility for vesting under Sobi’s and/or the Surviving Corporation’s employee benefit plans and arrangements with respect to his or her length of service with Dova or its subsidiaries prior to the Closing Date, subject to customary exceptions.

        With respect to any accrued but unused personal, sick or vacation time to which any Continuing Employee is entitled pursuant to the personal, sick or vacation policies applicable to such Continuing Employee immediately prior to the Effective Time, Sobi will, or will cause the Surviving Corporation to and instruct its affiliates to, as applicable (and without duplication of benefits), assume the liability for such accrued personal, sick or vacation time and allow such Continuing Employee to use such accrued personal, sick or vacation time in accordance with the practice and policies of Dova.

        To the extent that service is relevant for eligibility, vesting or allowances (including paid time off) under any health or welfare benefit plan of Sobi or the Surviving Corporation in which any Continuing Employee is eligible to participate after the Effective Time, Sobi will (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees, to the extent that such conditions, exclusions and waiting periods would not apply under a similar employee benefit plan in which such employees participated prior to the Effective Time and (ii) use reasonable best efforts to ensure that such health or welfare benefit plan will, for purposes of eligibility, vesting, deductibles, co-payments and out-of-pocket maximums and allowances (including paid time off), credit Continuing Employees for service and amounts paid prior to the Effective Time with Dova to the same extent that such service and amounts paid were recognized prior to the Effective Time under the corresponding health or welfare benefit plan of Dova. Sobi will use reasonable best efforts to cause any eligible expenses incurred by a Continuing Employee and his or her covered dependents during the portion of the plan year immediately before the Effective Time to be taken into account for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with the applicable health or welfare benefit plan of Sobi or the Surviving Corporation.

        Directors’ and Officers’ Indemnification and Insurance.    The Merger Agreement provides for indemnification and exculpation rights with respect to liabilities for acts or omissions occurring at or prior to the Effective Time, as well as related rights to advancement of expenses, in favor of the current and former directors and officers of Dova and its subsidiaries, who we refer to collectively as the “indemnitees.” Specifically, for a period of six years after the Effective Time, the provisions of the certificate of incorporation and bylaws (or other applicable governing documents) of Dova and its subsidiaries as of the date of the Merger Agreement (or of any contract entered into after the execution of the Merger Agreement with Sobi’s prior written consent) related to indemnification, exculpation and advancement of expenses, as well as certain indemnification agreements between an indemnitee and Dova or one or more of its subsidiaries made available to Sobi, must not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of an indemnitee, and will be observed by the Surviving Corporation and its subsidiaries to the fullest extent available under Delaware law during such six-year period.

        The Merger Agreement also provides that, from the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation must (and Sobi must cause the Surviving Corporation to) maintain in effect the current policy of directors’ and officers’ liability insurance maintained by Dova and its subsidiaries as of the date of the Merger Agreement for the benefit of the indemnitees who were covered by such policy as of the date of the Merger Agreement with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of Dova (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable in the aggregate than the existing policy. However, in lieu maintaining such existing policy, Sobi or Dova may purchase a six-year “tail” policy for the Dova policy in effect as of the date of the Merger Agreement, subject to specified limitations.

        Securityholder Litigation.    Dova has agreed to promptly notify Sobi of any claims or legal proceedings against Dova or any of its directors or officers relating to the transactions contemplated by the Merger Agreement and to keep Sobi apprised on a prompt basis of any material developments with respect to any such claims or legal proceedings. Dova has also agreed to give Sobi the right to review and comment on all material filings or responses to be made by Dova in connection with any such claims or legal proceedings (and Dova must in good faith take such comments and other advice into account), and the right to consult in the defense and on any settlement with respect to any such claim or legal proceeding, and in good faith to take such consultation into account. No such settlement may be agreed to without Sobi’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

        Takeover Laws.    If any “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” “business combination statute or regulation” or other similar state anti-takeover laws and regulations (including Section 203 of the DGCL) (each, a “Takeover Law”) may become, or may purport to be, applicable to the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement, Sobi and Dova and their respective boards of directors have agreed to use their respective reasonable best efforts to grant such approvals and take such actions as are necessary so that the Offer, the Merger and the other transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms and conditions contemplated by the Merger Agreement and otherwise act to lawfully eliminate the effect of any Takeover Law on any of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

        Section 16 Matters.    Dova and the Dova Board will, to the extent necessary, take appropriate action, prior to or as of the Offer Acceptance Time, to approve, for the purposes of Section 16(b) of the Exchange Act, the disposition and cancellation (or deemed disposition and cancellation) of Shares and Dova Options and Dova RSUs in the transactions contemplated by the Merger Agreement by applicable individuals and to cause such dispositions and/or cancellations to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Rule 14d-10 Matters.    Prior to the Offer Acceptance Time, the compensation committee of the Dova Board (the “Dova Compensation Committee”) will take all such steps as may be required to approve, as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(2) under the Exchange Act, each agreement, arrangement or understanding between Dova or any of its affiliates and any of the current or future officers, directors, employees or other service providers of Dova or any of its subsidiaries that are effective as of the date of the Merger Agreement or are entered into after the date of the Merger Agreement and prior to the Offer Acceptance Time pursuant to which compensation is paid or payable to such officer, director, employee or other service provider. In addition, the Dova Compensation Committee will take all other action necessary to satisfy the requirements of the non-exclusive safe harbor under Rule 14d-10(d)(2) under the Exchange Act.

        Stock Exchange Delisting and Deregistration.    Prior to the Effective Time, Dova has agreed to cooperate with Sobi and to use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable under applicable laws and rules and policies of the Nasdaq Global Market to enable delisting by Dova of the Shares from the Nasdaq Global Market and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

        Financing.    Sobi and Purchaser have agreed to use reasonable best efforts to do, or cause to be done, all things necessary to arrange and obtain the proceeds of the Financing as promptly as reasonably practicable on the terms and conditions described in the Commitment Letter. Sobi and Purchaser have agreed to use their reasonable best efforts to: (i) maintain in effect the Commitment Letter, subject to modifications expressly permitted under the Merger Agreement, (ii) negotiate and enter into definitive agreements with respect to the Financing, (iii) satisfy, and to cause their respective officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives to satisfy, all conditions to the Financing that are within their respective control, (iv) consummate the Financing at or prior to the Closing Date, (v) enforce its rights under the Commitment Letter and the financing agreements and (vi) at the written request of Dova, request written confirmation from the financing sources that the Financing will be funded in accordance with the terms of the Financing.

        Without the prior written consent of Dova, and subject to certain exceptions, Sobi and Purchaser will not agree to or permit any assignment, amendment, supplement or modification to be made to, replacement, restatement or substitution of, or any waiver by Sobi or Purchaser of any provision or remedy under, the Commitment Letter (including with respect to any alternative financing intended to replace or be substituted for, in whole or in part, any portion of the Financing) if such assignment, amendment, supplement, modification, replacement, restatement, substitution or waiver (i) reduces the aggregate principal amount or the net cash proceeds of the Financing (after netting or payment of all fees, expenses and other amounts) to be funded on the Closing Date unless the Financing, alternative financing permitted in accordance herewith or cash on hand is increased by a corresponding amount (or Purchaser may draw upon an available revolving credit facility to fund an amount equal to such reduction), (ii) imposes new or additional conditions precedent or otherwise expands, amends or modifies any of the conditions precedent to the receipt of the Financing, in each case to the extent that doing so would reasonably be expected to prevent, materially impede or delay the consummation of the Financing or (iii) adversely affects the ability of Sobi or Purchaser to enforce their respective rights against other parties to the Commitment Letter.

        In the event that any portion of the Financing becomes unavailable in the manner or from the sources contemplated in the Commitment Letter for any reason whatsoever (other than as the result of any financing that replaces or is substituted for, in whole or in part, any portion of the Financing pursuant to any replacement or substitution Commitment Letter in accordance with the preceding paragraph), (i) Sobi will promptly notify Dova and (ii) Sobi and Purchaser will use reasonable best efforts to arrange and obtain, and negotiate and enter into commitment letters or definitive agreements with respect to, alternative financing in an amount sufficient, when added to the portion of the Financing (if any) and cash on hand that is available and will be funded at or prior to Closing Date, to consummate the transactions contemplated by the Merger Agreement and to pay all related fees and expenses upon terms and conditions not materially less favorable, taken as a whole, to Sobi and Purchaser (as determined by Sobi in good faith) and to Dova (solely with respect to conditionality) than those in the Commitment Letter, as promptly as practicable following the occurrence of such event (and in any event no later than the Closing Date).

        Sobi and Purchaser will (i) give Dova written notice of (A) any material default or breach or threatened (in writing) material default or breach by any party of the Commitment Letter of which Sobi or Purchaser becomes aware or any termination or threatened (in writing) termination thereof, (B) the receipt of any written notice or other written communication, in each case from any financing source or any affiliate thereof with respect to any actual or potential breach, default, termination or repudiation by any party to the Commitment Letter or definitive financing agreements or any material dispute or disagreement between or among any parties to the Commitment Letter or definitive financing agreements with respect to the obligation to fund the Financing or the amount of the Financing to be funded on the Closing Date, (ii) give Dova written notice if for any reason Sobi or Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by the Commitment Letter or definitive financing agreements and (iii) keep Dova reasonably informed with respect to all material activity concerning the status of the Financing.

        Financing Cooperation.    Dova has agreed to, and has agreed to cause its subsidiaries to (and to use reasonable best efforts to cause its and its subsidiaries’ officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives to) cooperate with Sobi in connection with the arrangement of the Financing as may be reasonably requested by Sobi in connection with the arrangement of the Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of Dova and its subsidiaries).

        Termination.    The Merger Agreement may be terminated prior to the Offer Acceptance Time under any of the following circumstances:

  •
  by mutual written consent of Sobi and Dova;

  •
  by either Sobi or Dova if (i) the Offer Acceptance Time has not occurred on or before 12:00 midnight, Eastern time on the End Date, which is December 31, 2019 (we refer to any termination of the Merger Agreement pursuant to this clause as an “End Date Termination”), or (ii) the Offer is terminated or withdrawn in accordance with the terms of the Merger Agreement without any Shares being purchased in the Offer (we refer to any termination of the Merger Agreement pursuant to this clause as an “Expired Offer Termination”) (except that neither Sobi nor Dova will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has caused or resulted in the events specified in this provision occurring);

  •
  by either Sobi or Dova if a court of competent jurisdiction or other governmental body has issued an order, decree or ruling having the effect of permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of Shares pursuant to the Offer or the Merger or making consummation of the Offer or the Merger illegal, which order, decree or ruling is final and nonappealable (except that neither Sobi nor Dova will be permitted to terminate pursuant to this provision in the event that such party’s material breach of any provision of the Merger Agreement has caused or resulted in the issuance of such final and nonappealable order, decree or ruling);

  •
  by Sobi if the Dova Board has not included the Dova Board recommendation in the Schedule 14D-9 when disseminated to the holders of Shares, or has effected an Adverse Change Recommendation (whether or not permitted in compliance with the provisions described above under “—Change of the Dova Board Recommendation”). We refer to any termination of the Merger Agreement pursuant to this provision as a “Change in Recommendation Termination”;

  •
  by Dova in order to accept a Superior Offer and substantially concurrently with such termination enter into a binding written definitive acquisition agreement providing for the consummation of a transaction constituting a Superior Offer, so long as Dova has complied in all material respects with the requirements described above under “—No Solicitation” and “—Change of the Dova Board Recommendation” with respect to such Superior Offer, and prior to or concurrently with (and as a condition to) such termination, Dova must have paid the Termination Fee (as defined below) to Sobi or its designee. We refer to any termination of the Merger Agreement pursuant to this provision as a “Superior Offer Termination”;

  •
  by Sobi if a breach of any representation or warranty made by Dova and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Dova has occurred such that the Representations Condition, the Covenants Condition or the MAE Condition (each as defined below) would not be satisfied and cannot be cured by Dova by the End Date, or if capable of being cured by the End Date, has not been cured within 30 days of the date Sobi gives Dova written notice of such breach or failure to perform or non-satisfaction (except that Sobi will not be permitted to terminate pursuant to this provision if either Sobi or Purchaser is then in material breach of any representation, warranty, covenant or obligation in the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Dova Breach Termination”;

  •
  by Dova if a breach of any representation or warranty made by Sobi and Purchaser and contained in the Merger Agreement or failure to perform any covenant or obligation in the Merger Agreement on the part of Sobi or Purchaser has occurred, in each case if such breach or failure has prevented or would reasonably be expected to prevent Sobi or Purchaser from consummating the Offer or the Merger pursuant to the Merger Agreement and such breach or failure cannot be cured by Sobi or Purchaser, as applicable, by the End Date, or if capable of being cured by the End Date, has not been cured within 30 days of the date Dova gives Sobi written notice of such breach or failure to perform (except that Dova will not be permitted to terminate pursuant to this provision if Dova is then in material breach of any representation, warranty, covenant or obligation in the Merger Agreement). We refer to any termination of the Merger Agreement pursuant to this provision as a “Sobi Breach Termination”; or

  •
  by Dova (i) if Purchaser has failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer by October 15, 2019 or (ii) if Purchaser has failed to accept for payment and pay for all Shares validly tendered (and not validly withdrawn) when required in accordance with the Merger Agreement (except that Dova will not be permitted to terminate pursuant to this provision if Purchaser’s failure to commence the Offer is primarily due to Dova’s material breach of the Merger Agreement).

        Effect of Termination.    If the Merger Agreement is terminated as described above under “—Termination”, the Merger Agreement will be of no further force or effect and there will be no liability or obligation on the part of Sobi, Purchaser or Dova or their respective directors, officers and affiliates following any such termination, except that (i) certain specified provisions of the Merger Agreement (including the provisions described in “—Dova Termination Fee” below), as well as the confidentiality agreement between a subsidiary of Sobi and Dova (as described below), will survive such termination, and (ii) no such termination will relieve any party from liability for fraud or any willful breach of the Merger Agreement prior to such termination.

        Dova Termination Fee.    Dova has agreed to pay Sobi a termination fee of $32,000,000 in cash (the “Termination Fee”) in any of the following circumstances:

  •
  the Merger Agreement is terminated by Dova pursuant to a Superior Offer Termination;

  •
  the Merger Agreement is terminated by Sobi pursuant to a Change in Recommendation Termination; or

  •
  (i) the Merger Agreement is terminated pursuant to an Expired Offer Termination or an End Date Termination (but, in the case of a termination by Dova, only if at the time the Merger Agreement is terminated Sobi would not have been prohibited from terminating the Merger Agreement because its material breach of any provision of the Merger Agreement has caused or resulted in the events leading to the applicable Expired Offer Termination or End Date Termination), (ii) any person (other than Sobi or any of its affiliates) has publicly disclosed an Acquisition Proposal or any Acquisition Proposal has become publicly known, in each case after the date of the Merger Agreement and prior to such termination and (iii) within twelve months of such termination Dova consummates or enters into a definitive agreement with respect to any Acquisition Proposal (except that for purposes of determining if the Termination fee is payable under this prong (iii), the references to “20%” in the definition of “Acquisition Proposal” described above under “—No Solicitation” will be deemed to be references to “50%” and the reference to “license of assets” in such definition will be deemed to be a reference to “license of assets in the U.S.” unless the Acquisition Proposal described under prong (ii) above constitutes the basis for, or is substantially similar to, the Acquisition Proposal referred to in this prong (iii), in which case the reference to “license of assets” will not be modified in any respect).

        In no event will Dova be required to pay the Termination Fee on more than one occasion. In the event Sobi or its designee receives the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable), such receipt will be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Sobi, Purchaser, any of their respective affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives (collectively, “Parent Related Parties”) or any other person in connection with the Merger Agreement (and the termination thereof), the transactions contemplated by the Merger Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Parent Related Parties or any other person will be entitled to bring or maintain any claim, action or proceeding against Dova or any of its affiliates, officers, directors, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors or other representatives arising out of or in connection with the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any matters forming the basis for such termination (except that such receipt will not limit the rights of Sobi or Purchaser with respect to equitable relief, fraud or willful breach). In the event that the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable) are paid to Sobi or its designee in circumstances for which the Termination Fee is payable as described above, such payment from Dova of the Termination Fee (and specified payments in respect of legal proceedings brought to enforce payment of the Termination Fee, if applicable) will be the sole and exclusive remedy of the Parent Related Parties against Dova and any of its former, current or future officers, directors, partners, stockholders, option holders, managers, members, affiliates, employees, attorneys, accountants, investment bankers, consultants, agents, financial advisors, other advisors and other representatives (collectively, “Dova Related Parties”) in any circumstance in which Sobi accepts payment of the Termination Fee, and none of the Dova Related Parties shall have any further liability or obligation relating to, arising out of, or in connection with, the Merger Agreement or the transactions contemplated thereby (except that such payment will not limit the rights of Sobi or Purchaser with respect to equitable relief, fraud or willful breach).

        Specific Performance.    Sobi, Purchaser and Dova have agreed that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that the parties to the Merger Agreement do not perform their obligations under the provisions of the Merger Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, each party will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement, without proof of damages or otherwise, in addition to any other remedy to which they are entitled under the terms of the Merger Agreement.

        Expenses.    Except in limited circumstances expressly specified in the Merger Agreement, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Offer and the Merger are consummated.

        Governing Law.    The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Support Agreements

        In connection with entering into the Merger Agreement, Sobi and Purchaser entered into (i) a Tender and Support Agreement (the “Manning Support Agreement”), dated as of September 30, 2019 with Paul B. Manning, BKB Growth Investments, LLC and Paul B. Manning and Diane L. Manning, as joint tenants, with right of survivorship (collectively, the “Manning Stockholders”) and (ii) a Tender and Support Agreement (the “Stalfort Support Agreement”, and, together with the Manning Support Agreement, the “Support Agreements”), dated as of September 30, 2019 with Sean Stalfort (each of Sean Stalfort and the Manning Stockholders, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”). The Supporting Stockholders together own approximately 53% of the outstanding Shares as of October 7, 2019.

        Pursuant to and subject to the terms and conditions of the Support Agreements, each Supporting Stockholder has agreed to tender in the Offer all Shares beneficially owned by such Supporting Stockholder. In addition, each Supporting Stockholder has agreed that, during the time the applicable Support Agreement is in effect, at any annual or special meeting of Dova stockholders, or any adjournment or postponement thereof, or in connection with any action proposed to be taken by written consent of the Dova stockholders or circumstances where the vote of the Dova stockholders is sought, such Supporting Stockholder will, or will cause the applicable holder of record to) irrevocably and unconditionally be present (in person or by proxy) and vote (or exercise its right to consent with respect to) all Shares held by such Supporting Stockholder:

  •
  in favor of any matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered and voted upon by the stockholders of Dova;

  •
  against any Acquisition Proposal or any action which is a component of any Acquisition Proposal;

  •
  against the adoption of any binding written acquisition agreement providing for the consummation of a transaction constituting a Superior Offer; and

  •
  against any other action that would in any manner (A) change the voting rights of any class of capital stock of Dova or (B) otherwise reasonably be expected to prevent, materially interfere with or materially impede the Offer or the Merger.

        The Supporting Stockholders further agreed to certain restrictions with respect to their Shares, including restrictions on transfer, and agreed to comply with specified non-solicitation provisions with respect to any Acquisition Proposal.

        In the event of a Company Adverse Change Recommendation made in compliance with the terms of the Merger Agreement (and for so long as such Company Adverse Change Recommendation is continuing):

  •
  the aggregate number of Shares held by Sean Stalfort that are subject to the Stalfort Support Agreement will be reduced to be zero;

  •
  the aggregate number of Shares that are subject to the Manning Support Agreement will be modified (with such modification applying to each Manning Stockholder on a pro rata basis) to a number of Shares equal to 30% of the total number of outstanding Shares; and

  •
  each Supporting Stockholder, in his, her or its sole discretion, will be free to transfer, and to vote or cause to be voted, in person or by proxy, all of such Supporting Stockholder’s Shares that have been released in accordance with the foregoing two bullets in any manner he, she or it may choose.

        The applicable Support Agreement will terminate with respect to a particular Supporting Stockholder upon the first to occur of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time, (c) the mutual written consent of Sobi and such Supporting Stockholder and (d) such time as any modification, waiver or amendment to the Merger Agreement, as in effect as of the date of the Merger Agreement, is effected without the Stockholder’s consent that reduces the Offer Price, changes the form of consideration in the Offer or otherwise adversely affects all of the stockholders of Dova in any material respect.

        The foregoing description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the Support Agreements, which are filed as Exhibit (d)(3) and Exhibit (d)(4) of the Schedule TO of which this Offer to Purchase forms a part.

Contingent Value Rights Agreement

        At or prior to the Offer Acceptance Date, Sobi will execute a Contingent Value Rights Agreement with a rights agent (“Rights Agent”) mutually agreeable to Sobi and Dova (the “CVR Agreement”) governing the terms of the CVRs.

        A CVR represents the non-transferable contractual contingent right to receive a cash payment of $1.50, subject to any required withholding of taxes and without interest (which we refer to as the “Milestone Payment”), if (and only if) Dova obtains the approval by the U.S. Food and Drug Administration approval of any pharmaceutical preparation for human use containing or comprising avatrombopag in any dosage form or formulation, presentation and line extension and in any mode of administration (the “Product”) for the treatment of chemotherapy-induced thrombocytopenia in patients receiving chemotherapy for solid tumors, without limitation, during the term of the CVR Agreement and on or prior to December 31, 2022.

        It is possible that the milestone described above will not be achieved on or prior to December 31, 2022, in which case you will receive only the Cash Amount for any Shares you tender in the Offer and no payments with respect to your CVRs. It is not possible to predict whether a payment will become payable with respect to the CVRs. The CVR Agreement requires Sobi to, and to cause its affiliates and direct any sublicensees to, use Diligent Efforts to achieve the milestone described above, and there can be no assurance that the milestone will be achieved or that any payment with respect to your CVRs will be made.

        As used in the CVR Agreement, “Diligent Efforts” means, with respect to the Product, the level of effort, expertise and resources consistent with those efforts, expertise and resources normally used by persons in the pharmaceutical business similar in size and resources to Sobi and its affiliates with respect to developing and seeking regulatory approval for a product or product candidate that is of similar market potential at a similar stage in its development or product life, taking into account issues of safety, efficacy, the availability of existing forms or dosages of the Product for other indications, its proprietary position and profitability, the competitiveness of alternative products in the marketplace or under development, the launch or sales of one or more generic or biosimilar products, the actual or likely pricing/reimbursement for the Product, the likely timing of the Product’s entry into the market, the likelihood of regulatory approval, and other relevant technical, commercial, legal, scientific and/or medical factors, based on conditions then prevailing.

        The right to the payment described above is solely a contractual right governed by the terms and conditions of the CVR Agreement. The CVRs will not be evidenced by a certificate or other instrument, will not have any voting or dividend rights and will not represent any equity or ownership interest in Sobi, Dova or us. The CVRs will not be registered or listed for trading. No interest will accrue or be payable in respect of any of the amounts that may be payable on CVRs. Holders of CVRs will have no greater rights against Sobi than those accorded to general, unsecured creditors under applicable law. The CVRs will not be transferable except (i) upon death of a holder by will or intestacy; (ii) pursuant to a court order; (iii) by operation of law (including by consolidation or merger) or without consideration in connection with the dissolution, liquidation or termination of any corporation, limited liability company, partnership or other entity; (iv) in the case of CVRs held in book-entry or other similar nominee form, from a nominee to a beneficial owner and, if applicable, through an intermediary, as allowable by The Depository Trust Company; (v) if the holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (vi) to Sobi or any of its affiliates in connection with the abandonment of such CVR by the applicable holder.

        Without the consent of any CVR holders or the Rights Agent, Sobi may generally enter into amendments to the CVR Agreement unless such amendments are adverse to the interests of the CVR holders, in which case, Sobi may enter into such adverse amendments with the consent of the holders of at least a majority of the outstanding CVRs. The CVR Agreement is governed by Delaware law, and all disputes, controversies or claims arising thereunder (other than a dispute, controversy or claim asserted against or by the Rights Agent to the extent pertaining to the Rights Agent’s rights, immunities, liabilities, duties, responsibilities or obligations thereunder) will be resolved by arbitration conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce.

        The summary above of the CVR Agreement does not purport to be complete and is qualified in its entirety by reference to the CVR Agreement, a form of which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—“Certain Information Concerning Sobi and Purchaser”. For a complete understanding of the CVR Agreement, holders of Shares are encouraged to read the full text of the CVR Agreement.

The Confidentiality Agreements

        On January 15, 2018, Dova entered into a mutual confidentiality agreement with Sobi to facilitate discussions regarding a potential license of assets (the “Mutual NDA”). The terms of the Mutual NDA were superseded by the terms of the Confidentiality Agreement described below.

        On August 19, 2019, Dova and Sobi entered into a letter agreement (the “Confidentiality Agreement”). Under the Confidentiality Agreement, Sobi agreed, among other things, to keep certain non-public information concerning Dova confidential (subject to certain exceptions) for a period of two years from the date of the Confidentiality Agreement. Under the Confidentiality Agreement, Sobi is also subject to standstill restrictions for twelve months with respect to the securities of Dova with a standard fall away provision and permission for Sobi to confidentially approach the Chief Executive Officer of Dova, the Chairman of the Dova Board or the Dova Board during the standstill period. Pursuant to the Merger Agreement, certain provisions of the Confidentiality Agreement are not applicable to Sobi and its subsidiaries, including Purchaser, between the execution date of the Merger Agreement and the earlier of the Effective Time and the termination of the Merger Agreement.

        The summary above of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which has been filed as an exhibit to the Tender Offer Statement on Schedule TO filed with the SEC, which may be examined and copied as set forth in Section 8—“Certain Information Concerning Sobi and Purchaser”. For a complete understanding of the Confidentiality Agreement, holders of Shares are encouraged to read the full text of the Confidentiality Agreement.

12.   Purpose of the Offer; Plans for Dova.

        Purpose of the Offer.    The purpose of the Offer is for Sobi, through Purchaser, to acquire control of, and the entire equity interest in, Dova. The Offer, as the first step in the acquisition of Dova, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is consummated, subject to the satisfaction or waiver of the conditions to the obligations of Sobi and Purchaser to effect the Merger contained in the Merger Agreement, Purchaser intends to consummate the Merger as soon as practicable following the Offer Closing.

        Former holders of Shares whose Shares are purchased in the Offer will cease to have any equity interest in Dova and will no longer participate in the future growth of Dova. If the Merger is consummated, all current holders of Shares will no longer have an equity interest in Dova, regardless of whether they tender their Shares in connection with the Offer, and instead will only have the right to receive the Offer Price or, to the extent that holders of Shares are entitled to and have properly demanded appraisal in connection with the Merger, the amounts to which such holders of Shares are entitled in accordance with Section 262 of the DGCL.

        Merger Without a Vote of the Dova Stockholders.    If the Offer is consummated, we are not required to and will not seek the approval of Dova’s remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that following consummation of a successful tender offer for a public corporation, and subject to certain statutory provisions, if the acquiring corporation owns at least the amount of shares of each class of stock of the target corporation that would otherwise be required to adopt a merger agreement for the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquiring corporation can effect a merger without the action of the other stockholders of the target corporation. Accordingly, if the Offer is completed, it will mean that the Minimum Condition has been satisfied, and if the Minimum Condition has been satisfied, it will mean that the Merger will be subject to Section 251(h) of the DGCL. Accordingly, if we consummate the Offer, we intend to effect the closing of the Merger without a vote of the stockholders of Dova in accordance with Section 251(h) of the DGCL.

        Plans for Dova.    Except as otherwise set forth in this Offer to Purchase, it is currently expected that, following the Merger, the business and operations of Dova will be continued substantially as they are currently being conducted. Sobi currently intends to continue to evaluate the business and operations of Dova after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

        Our directors immediately prior to the Effective Time will become the directors of the Surviving Corporation at the Effective Time and our officers immediately prior to the Effective Time will continue as the officers of the Surviving Corporation at the Effective Time.

        Except as described above or elsewhere in this Offer to Purchase (including Section 11—“The Transaction Agreements”, this Section 12 and Section 13—“Certain Effects of the Offer”), neither we nor Sobi has any present plans or proposals that would result in (i) any extraordinary transaction involving Dova or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Dova or any of its subsidiaries, (iii) any material change in Dova’s capitalization or dividend rate or policy or indebtedness, (iv) any change in the present board of directors or management of Dova, (v) any other material change in Dova’s corporate structure or business, (vi) any class of equity securities of Dova being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association, (vii) any class of equity securities of Dova becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act, (viii) the suspension of Dova’s obligation to file reports under Section 15(d) of the Exchange Act, (ix) the acquisition by any person of additional securities of Dova, or the disposition of securities of Dova, or (x) any changes in Dova’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of the subject company.

13.   Certain Effects of the Offer.

        Because the Merger will be governed by Section 251(h) of the DGCL, no stockholder vote will be required to consummate the Merger. Following the consummation of the Offer and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, we, Sobi and Dova will consummate the Merger as soon as practicable. We do not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

        Market for Shares.    The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser and Sobi.

        Stock Quotation.    The Shares are currently quoted on the Nasdaq Global Market. However, the rules of the Nasdaq Global Market establish certain criteria that, if not met, could lead to the discontinuance of quotation of Shares from the Nasdaq Global Market. Among such criteria are the number of stockholders, the number of shares publicly held and the aggregate market value of the shares publicly held. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, Shares no longer meet the requirements of the Nasdaq Global Market for continued quotation and the quotation of Shares is discontinued, the market for Shares would be adversely affected. Sobi and Purchaser currently intend to cause the delisting of the Shares from the Nasdaq Global Market, as promptly as practicable after the Effective Time, as permitted by applicable law and the rules of the Nasdaq Global Market. We also expect to consummate the Merger as soon as practicable following the consummation of the Offer. If the Merger takes place, Dova will no longer be publicly traded.

        Margin Regulations.    The Shares are currently “margin securities” under the Regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which designation has the effect, among other effects, of allowing brokers to extend credit on the collateral of Shares. Depending upon factors similar to those described above regarding the market for Shares and stock quotations, it is possible that, following the Offer, Shares would no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by Dova to the SEC if Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of Shares under the Exchange Act would substantially reduce the information required to be furnished by Dova to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Dova, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions. Furthermore, the ability of “affiliates” of Dova and persons holding “restricted securities” of Dova to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired. If registration of Shares under the Exchange Act were terminated, Shares would no longer be “margin securities” or be eligible for quotation on the Nasdaq Global Market as described above. Sobi and Purchaser currently intend to cause Dova to terminate the registration of Shares under the Exchange Act (and as permitted by applicable law, the requirement to make filings under the Exchange Act), as promptly as practicable after the Effective Time and as soon as the requirements for termination of registration are met.

14.   Dividends and Distributions.

        The Merger Agreement provides that from the date of the Merger Agreement until the Effective Time, neither Dova nor any of its subsidiaries will establish a record date for, declare, accrue, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other property) in respect of, any shares of its capital stock, except (i) dividends by a direct or indirect wholly-owned subsidiary of Dova to Dova or one of its wholly-owned subsidiaries, or (ii) with the prior written consent of Sobi (which consent shall not be unreasonably withheld, conditioned or delayed).

15.   Conditions to the Offer.

        The obligation of Purchaser to accept for payment and pay for Shares validly tendered (and not validly withdrawn) pursuant to the Offer is subject to the satisfaction of the conditions set forth in clauses “(a)” through “(h)” below. Accordingly, notwithstanding any other provision of the Offer or the Merger Agreement to the contrary, Purchaser will not be required to accept for payment or (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer)) pay for, and may delay the acceptance for payment of, or (subject to any such rules and regulations) the payment for, any tendered Shares, and, to the extent permitted by the Merger Agreement, may (i) terminate the Offer (1) upon termination of the Merger Agreement and (2) at any scheduled Expiration Date (subject to any extensions of the Offer pursuant to the Merger Agreement) or (ii) amend the Offer as otherwise permitted by the Merger Agreement, if: (A) the Minimum Condition shall not be satisfied as of one minute following 11:59 p.m., Eastern time, on the Expiration Date of the Offer; or (B) any of the additional conditions set forth in clauses “(b)” through “(h)” below shall not be satisfied or waived (to the extent permitted by applicable law) in writing by Sobi:

  (a)
  the number of Shares validly tendered (and not validly withdrawn) prior to the time that the Offer expires (but excluding Shares tendered pursuant to guaranteed delivery procedures that have not yet been “received”, as defined by Section 251(h)(6)(f) of the DGCL by the “depository” (as such term is defined in Section 251(h)(6)(c) of the DGCL)), together with the Shares then owned by Purchaser and its “affiliates” (as such term is defined in Section 251(h)(6)(a) of the DGCL), represent at least one Share more than 50% of the then outstanding Shares (the “Minimum Condition”);

  (b)
  (i)    specified representations and warranties of Dova with respect to its capitalization must have been true and accurate in all respects, as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically of another date or time will be measured only as of such date or time), in each of the foregoing cases, except for de minimis inaccuracies.

  (ii)    specified representations and warranties of Dova with respect to its corporate organization, subsidiaries, capitalization, organizational documents, authorization to enter into the Merger Agreement, the applicability of certain antitakeover laws and Dova’s brokers and other advisors must have been true and accurate in all material respects as of the date of the Merger Agreement and as of the Offer Acceptance Time, in each case as if made on and as of such date and time (except representations and warranties that by their terms speak specifically as of another date or time will be measured only as of such date or time);

  (iii)    specified representations and warranties of Dova with respect to the absence of certain changes will have been true and accurate in all respects; and

  (iv)    all of the other representations and warranties of Dova set forth in the Merger Agreement must have been true and accurate (disregarding for this purpose all “Material Adverse Effect” and “materiality” qualifications contained in such representations and warranties) in all respects as of the date of the Merger Agreement and as of the Offer Acceptance Time as if made on and as of such time (except representations and warranties that by their terms speak specifically as of another date or time will be measured only as of such date or time), except where the failure of such representations and warranties to be so accurate has not had constitute, and would not reasonably be expected to have, individually or in the aggregate, a “Material Adverse Effect” (as defined in the Merger Agreement and described in Section 11—“The Transaction Agreements”) (collectively, clauses (b)(i), (b)(ii), (b)(iii) and (b)(iv), the “Representations Condition”);

  (c)
  Dova must have complied with or performed in all material respects all of the covenants and agreements it is required to comply with or perform at or prior to the Offer Acceptance Time (the “Covenants Condition”);

  (d)
  since September 30, 2019, there has not been any Material Adverse Effect that is continuing as of the Offer Acceptance Time (the “MAE Condition”);

  (e)
  any consent, approval or clearance with respect to, or terminations or expiration of any applicable mandatory waiting period (and any extensions thereof) applicable to the Offer under the HSR Act must have been received, terminated or expired (the “Regulatory Condition”);

  (f)
  Sobi and Purchaser must have received a certificate executed on behalf of Dova by Dova’s Chief Executive Officer and Chief Financial Officer confirming that the Representations Condition, the Covenants Condition and the MAE Condition have been duly satisfied;

  (g)
  there must not have been issued by any court of competent jurisdiction or other governmental body or remain in effect any temporary restraining order, preliminary or permanent injunction, judgment or other order preventing the acquisition of or payment for Shares pursuant to the Offer or the consummation of the Offer or the Merger, nor shall any action have been taken, or any law or order (other than any antitrust law) promulgated, entered, enforced, enacted, issued or deemed applicable to the Offer or the Merger by any governmental body which directly or indirectly enjoins, restrains or otherwise prohibits, or makes illegal, the acquisition of or payment for Shares pursuant to the Offer, or the consummation of the Merger; and

  (h)
  the Merger Agreement must not have been terminated in accordance with its terms.

        The foregoing conditions, which we refer to collectively as the “Offer Conditions,” are in addition to, and not a limitation of, the rights and obligations of Sobi and Purchaser to extend, terminate or modify the Offer in accordance with the terms of the Merger Agreement and applicable law.

        The Offer Conditions are for the sole benefit of Sobi and Purchaser, may be asserted by Sobi or Purchaser regardless of the circumstances giving rise to any such conditions and (except for the Minimum Condition) may be waived by Sobi and Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Sobi and Purchaser. The failure by Sobi or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

        General.    Except as described in this Section 16, based on its examination of publicly available information filed by Dova with the SEC, other publicly available information concerning Dova and other information made available to Purchaser by Dova, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Dova’s business that might be adversely affected by Purchaser’s acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Sobi as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under “State Takeover Statutes,” such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Dova’s business, any of which under certain conditions specified in the Merger Agreement could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder. See Section 15—“Conditions to the Offer.”

  State Takeover Statutes.

        A number of states (including Delaware, where Dova is incorporated) have adopted laws that purport, to varying degrees, to apply to attempts to acquire securities of corporations that are incorporated in, or that have substantial assets, stockholders, principal executive offices or principal places of business in those states or whose business operations otherwise have substantial economic effects in such states. Dova, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws.

        As a Delaware corporation, Dova has not opted out of Section 203 of the DGCL. In general, Section 203 of the DGCL prevents certain “business combinations” (defined to include mergers and certain other actions) with an “interested stockholder” (generally, any person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an interested stockholder, unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

        Dova has represented to Purchaser and Sobi that its Board of Directors has taken and will take all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of the Merger Agreement, the Support Agreements and the CVR Agreement, and the consummation of the Offer, the Merger and any other transaction contemplated therein. Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any other state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and Dova, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In that case, Purchaser may not be obligated to accept for purchase, or pay for, any Shares tendered. See Section 15—“Conditions to the Offer.”

        United States Antitrust Compliance.    Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. The requirements of the HSR Act apply to Purchaser’s acquisition of Shares in the Offer and the Merger.

        Under the HSR Act and the rules and regulations promulgated thereunder, certain acquisitions may not be completed until information has been furnished to the Antitrust Division and the FTC, and the applicable HSR Act waiting period requirements have been satisfied. The waiting period under the HSR Act for the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar day waiting period unless the waiting period is terminated earlier or extended by a request for additional information and documents (a “Second Request”). If the FTC or Antitrust Division issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a 10-day waiting period, which would begin to run only after the acquiring party has substantially complied with the Second Request, unless the waiting period is terminated earlier or the parties otherwise agree to extend the waiting period. The purchase of Shares in the Offer is subject to the provisions of the HSR Act and therefore cannot be completed until Dova and Sobi each file a notification and report form with the FTC and the Antitrust Division and the applicable waiting period has expired or been terminated. Dova and Sobi made the necessary filings with the FTC and the Antitrust Division on October 11, 2019. The Merger will not require an additional filing under the HSR Act if Purchaser owns more than 50% of the outstanding Shares at the time of the Merger (which Purchaser expects to be the case if the Offer is consummated, given the Minimum Condition) or if the Merger occurs within one year after the HSR Act waiting period applicable to the Offer expires or is terminated.

        At any time before or after the purchase of Shares by Purchaser, notwithstanding the termination or expiration of the waiting period under the HSR Act, the FTC or the Antitrust Division could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, seeking divestiture of substantial assets of the parties, or requiring the parties to license or hold separate assets or terminate existing relationships and contractual rights. At any time before or after the completion of the purchase of Shares in the Offer, and notwithstanding the termination or expiration of the waiting period under the HSR Act, any state or foreign jurisdiction could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Private parties may also seek to take legal actions under the antitrust laws under certain circumstances. We cannot be certain that a challenge to the purchase of Shares in the Offer will not be made or that, if a challenge is made, we will prevail. See Section 11—“The Transaction Agreements—Reasonable Best Efforts” and Section 15—“Conditions to the Offer.”

        Foreign Laws.    Based on a review of the information currently available relating to the countries and businesses in which Dova and Sobi are engaged, Sobi and Purchaser are not aware of any material filing or approval in any foreign country that is required in order to consummate the Offer and the Merger.

        Appraisal Rights.    No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders who have not tendered their Shares pursuant to the Offer and who comply with the applicable legal requirements will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under the DGCL, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to for your Shares pursuant to the Merger Agreement. This value may be the same, more or less than the price that Purchaser is offering to pay you in the Offer and the Merger. Moreover, Purchaser or Dova may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

        The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a holder of Shares to exercise appraisal rights in connection with the Merger, does not constitute any legal or other advice and does not constitute a recommendation that holders of Shares exercise their appraisal rights under Section 262 of the DGCL.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the Surviving Corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex C to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures specified may result in the loss of appraisal rights under the DGCL.

        Any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise such rights.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer, which shall occur on the date on which acceptance and payment for Shares occurs, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is October 11, 2019), properly deliver to Dova at the address indicated below, an effective demand in writing for appraisal of such Shares, which demand must reasonably inform Dova of the identity of the stockholder and that the stockholder is demanding appraisal;

  •
  not tender such Shares in the Offer;

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time; and

  •
  unless Dova or another holder of Shares (or any other person who is the beneficial owner of Shares held either in a voting trust or by a nominee on behalf of such person) who has complied with the requirements of Section 262 and who is otherwise entitled to appraisal rights has done so, file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares entitled to appraisal within 120 days after the Effective Time. Dova is under no obligation to file any petition and has no intention of doing so.

        The foregoing summary of the rights of Dova’s stockholders to seek appraisal rights under Delaware law is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires strict and timely adherence to the applicable provisions of the DGCL. Failure to fully and precisely follow the steps required by Section 262 of the DGCL for the perfection of appraisal rights may result in the loss of those rights. A copy of Section 262 of the DGCL will be included as Annex C to the Schedule 14D-9.

        Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is consummated. If you tender your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the Offer Conditions, you will receive the Offer Price for your Shares.

        “Going Private” Transactions.    The SEC has adopted Rule 13e-3 under the Exchange Act, which is applicable to certain “going private” transactions, and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser believes that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one year following the consummation of the Offer and, in the Merger, stockholders will receive the same Offer Price as that paid in the Offer.

        Litigation.    To the knowledge of Sobi and Purchaser, as of October 10, 2019, there is no pending litigation against Sobi, Purchaser or Dova in connection with the Merger or the Transactions.

        Stockholder Approval Not Required.    Section 251(h) of the DGCL generally provides that stockholder approval of a merger is not required if certain requirements are met, including that (i) the acquiring company consummates a tender offer for any and all of the outstanding common stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be entitled to vote on the adoption of the merger agreement, and (ii) following the consummation of such tender offer, the acquiring company owns at least such percentage of the stock of the company to be acquired that, absent Section 251(h) of the DGCL, would be required to adopt the merger. If the Minimum Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will hold a sufficient number of Shares to consummate the Merger under Section 251(h) of the DGCL without submitting the adoption of the Merger Agreement to a vote of the Dova stockholders. Following the consummation of the Offer, and subject to the satisfaction of the remaining conditions set forth in the Merger Agreement, Sobi, Purchaser and Dova will take all necessary and appropriate action to effect the Merger as soon as practicable without a meeting of Dova stockholders in accordance with Section 251(h) of the DGCL.

17.   Fees and Expenses.

        Sobi and Purchaser have retained Georgeson LLC to act as the Information Agent and American Stock Transfer & Trust Company, LLC to act as the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request brokers, dealers, commercial banks, trust companies and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

        The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable expenses and will be indemnified against certain liabilities and expenses in connection therewith.

        Neither Sobi nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies and other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

18.   Miscellaneous.

        The Offer is not being made to holders of Shares in any jurisdiction in which the making of the Offer would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        No person has been authorized to give any information or to make any representation on behalf of Sobi or Purchaser not contained herein or in the Letter of Transmittal, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer, bank, trust company, fiduciary or other person will be deemed to be the agent of Sobi, Purchaser, the Depositary or the Information Agent for the purpose of the Offer.

        Sobi and Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Dova has filed with the SEC a Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the Board Recommendation and the reasons for such Board Recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC in the manner set forth under Section 8—“Certain Information Concerning Sobi and Purchaser”.

Dragonfly Acquisition Corp.

October 11, 2019

 SCHEDULE I—INFORMATION RELATING TO SOBI, HOLDCO AND PURCHASER

Sobi

        The following table sets forth information about Sobi’s directors and executive officers as of October 11, 2019. The current business address of each person is Swedish Orphan Biovitrum AB, Tomtebodavägen 23A, SE-112 76 Stockholm, Sweden, and the business telephone number is +46 8 697 20 00

Name	Citizenship	Position
Sven Håkan Björklund	Sweden	Chairman of the Board of Directors; Member of the Nomination committee and Compensation & Benefits committee
David Allsop	United Kingdom	Member of the Board of Directors; Member of the Compensation & Benefits committee
Annette Clancy	United Kingdom	Member of the Board of Directors; Member of the Scientific committee
Matthew Gantz	United States	Member of the Board of Directors; Member of the Compensation & Benefits committee
Lennart Johansson	Sweden	Member of the Board of Directors; Member of the Audit committee
Helena Saxon	Sweden	Member of the Board of Directors; Member of the Audit committee; Member of the Compensation & Benefit committee
Hans GCP Schikan	The Netherlands	Member of the Board of Directors; Member of the Audit committee; Member of the Scientific committee
Elisabeth Svanberg	Sweden	Member of the Board of Directors; Member of the Scientific committee
Pia Axelson	Sweden	Member of the Board of Directors; Employee Representative
Kristin Strandberg	Sweden	Member of the Board of Directors; Employee Representative
Guido Oelkers	Germany	CEO & President
Henrik Stenqvist	Sweden	Senior Vice President—CFO
Torbjörn Hallberg	Sweden	Senior Vice President—General Counsel
Sofiane Fahmy	France	Senior Vice President—Head of Southern and Western Europe & North Africa
Anne Maria Jacoba de Jonge Schuermans	Switzerland	Senior Vice President—Global Technical Operations
Norbert Oppitz	Austria	Senior Vice President—Head of Specialty Care
Amy Pott	United Kingdom	Senior Vice President—Head of North America
Armin Reininger	Germany	Senior Vice President—Head of Medical and Scientific Affairs

Name	Citizenship	Position
Paula Treutiger	Sweden	Senior Vice President—Head of Communications & Investor Relations
Fredrik Wetterlundh	Sweden	Senior Vice President—Head of Human Resources
Philip Wood	United Kingdom	Senior Vice President—Head of Haemophilia Franchise
Milan Zdravkovic	Denmark	Senior Vice President—Head of Research & Development; Chief Medical Officer

Executive Officers and Directors of Sobi

GUIDO OELKERS

        Guido Oelkers has served as President and Chief Executive Officer of Sobi since 2017. He has served as President and Chief Executive Officer of both Holdco and Purchaser since 2019. Guido joined Sobi from his previous role as Chief Executive Officer of BSN Medical GmbH, which he held from 2014 until 2017. He served as the President and CEO of the Swedish medical technology company Gambro from 2011 until 2013. Prior to 2011, Guido held roles as the Chief Executive Officer of the specialty pharmaceutical company Invida and a number of executive-level commercial operations roles with companies such as Nycomed, DKSH Group and Aventis (formerly Hoechst), where he began his career. Guido was also a member of the board of directors of the Meda Group from 2014 until 2016.

HENRIK STENQVIST

        Henrik Stenqvist has been Chief Financial Officer of Sobi since 2018. He has served as Chief Financial Officer, Vice President and Treasurer of both Holdco and Purchaser since 2019. Henrik has extensive experience from the pharmaceutical industry and has held finance and management positions for 25 years. He joined Sobi from a position as CFO of Recipharm AB, where he served from 2017 until 2018. Prior to that, Henrik served as the Chief Financial Officer of Meda AB. Henrik has served as a Board Member of Midsona AB since 2017, and he served as a Board Member of MedCap AB from 2017 until 2019.

TORBJÖRN HALLBERG

        Torbjörn Hallberg has served as General Counsel since 2018. He has served as General Counsel and Secretary of both Holdco and Purchaser since 2019. Torbjörn Hallberg joined Sobi from Takeda Pharmaceuticals, where he held the position of Vice President and General Counsel Emerging Markets from 2015 until 2017, heading a legal organization covering 35 markets. He served as a Senior Director and Senior Corporate Counsel at Takeda Pharmaceuticals from 2011 until 2014.

SOFIANE FAHMY

        Sofiane Fahmy has served as Sobi’s head of Southern and Western Europe & North Africa since 2019 and previously served as Sobi’s General Manager—France and North Africa from 2013 until 2018. Sofiane joined Sobi after serving in managerial roles at Pfizer, commercial roles at GSK and as a Brand Manager at Hospital Products Roche.

ANNE MARIA JACOBA DE JONGE SCHUERMANS

        Anne Maria Jacoba de Jonge Schuermans has been Senior Vice President—Global Technical Operations for Sobi since 2018. Anne Maria joined Sobi from Biogen where she served as Vice President for Global Supply Chain Operations & Strategic Partnerships from 2016 until 2018 and as an

Executive Board Member of Biogen International GmbH from 2015 until 2018. She served as Vice President of Global Manufacturing at Biogen from 2015 until 2017. From 2012 until 2015, she served as Head of Third Party Operations for Global Interaffiliate Supply at Novartis Consumer Health. Anne Maria brings more than 15 years of experience in the healthcare industry from Biogen, Stryker and Novartis.

NORBERT OPPITZ

        Norbert Oppitz has served as a Senior Vice President and Head of Specialty Care at Sobi since 2017. Norbert brings considerable management experience from over 30 years in the pharmaceutical and healthcare industries. He previously served as Executive Vice President—Latin America at BSN Medical GmbH. Norbert served as Regional President—Latin America, Africa and Export Markets for Endo International plc from 2014 until 2016. In previous capacities, he has led large organizations as Head of Latin America at Takeda/Nycomed as well as in country management roles at Roche Pharmaceuticals and Aventis Pharma.

AMY POTT

        Amy Pott has served as Sobi’s Head of North America since 2019. She has also served on the Board of Directors of Wave LifeSciences since 2019. From 2016 until 2019, Amy served as Group Vice President—US Internal Medicine & Oncology Franchise Head & GVP—Head of US Commercial Operations at Shire. She served as Vice President of Strategy, Planning and Analytics at Baxalta from 2015 until 2016, and as the Director of Business Model Innovation at Baxter Healthcare from 2013 until 2015. Prior to her roles in the US, Amy spent 10 years at Baxter, where she held UK and international roles working with both rare diseases and medical devices. Prior to her roles at Baxter and Shire, Amy held positions at the National Institute for Health & Clinical Excellence (NICE) and the NHS Confederation.

ARMIN REININGER

        Armin Reininger has been Sobi’s Head of Medical and Scientific Affairs since 2017. Armin served as Head of Medical Affairs Hematology EMEA at Baxalta and Shire from 2015 until 2016. From 2012 until 2015, he served as Head of Global Medical Affairs Hemophilia at Baxter International Inc. Armin also has a long record in basic research and clinical experience from academia, being a board certified specialist in transfusion medicine and Professor of Anatomy at the Ludwig Maximillian’s University in Munich, Germany.

PAULA TREUTIGER

        Paula Treutiger has served as Senior Vice President and Head of Corporate Communication and Investor Relations at Sobi since 2019. Paula joined Sobi from Medicover, an international healthcare and diagnostic services provider listed on Nasdaq Stockholm stock exchange, where she served as Director of Corporate Communication & Investor Relations from 2017 until 2018. From 2011 until 2016, Paula served as Head of Corporate Communications, Investor Relations and Sustainability at Meda AB. Paula brings more than 10 years of experience from Investor Relations and Communication in the healthcare industry from Meda and Gambro, and experience as an analyst of the pharma and medical technology sector at Swedbank Robur, Alfred Berg and Carnegie.

FREDRIK WETTERLUNDH

        Fredrik Wetterlundh has served as Sobi’s Head of Human Resources since 2018. Fredrik joined Sobi from Pfizer Health AB, where he was employed from 2009 until 2018 and held the position of Global Human Resources Lead in Pfizer’s Global Supply organization. He has extensive international experience in leading business-driven HR organizations, processes and projects in Asia, Europe, and North and Central America, and has supported a number of successful mergers, acquisitions and divestitures.

PHILIP WOOD

        Philip Wood currently serves as Sobi’s Head of Haemophilia Franchise. Philip joined Sobi in 2012 as the Global Strategic Lead for the company’s Haemophilia A team, focusing on the pre-launch platform for the potential Factor VIII product. Prior to joining Sobi, Philip worked for both Wyeth and Pfizer in various positions of increasing responsibility from sales representative to European Director and European Specialty Asset Team Leader where he was responsible for the UK and then European re-launch of ReFacto® and Benefix®.

MILAN ZDRAVKOVIC

        Milan Zdravkovic has served as the Head of Research & Development at Sobi since 2016. Milan joined Sobi from Novo Nordisk where he had an 18 year tenure in the Research and Development organization responsible for therapeutic areas including diabetes, growth hormone deficiency, obesity and immunology. Milan’s experience spans early stage development to post-approval life cycle management in these areas. His most recent role was as Corporate Vice President, Obesity. Milan has been a Board Member of Selma Diagnostics Aps since 2017.

SVEN HÅKAN BJÖRKLUND

        Sven Håkan Björklund has served as Chairman of the Board of Directors for Sobi since 2016. He is a member of the Nomination committee and Compensation & Benefits committee. He has served as Industry Executive at Avista Capital Partners since 2011. He has served on the Board of Directors of Bonesupport AB since 2016, and on the Supervisory Board of Qiagen N.V. since 2017. He has an extensive international background in the life science industry, both in research and development and in sales and marketing. He has served as a Member of the Board of Directors of several international life science companies including Alere Inc. from 2013 until 2016, Coloplast A/S from 2006 until 2016, Danisco A/S from 2004 until 2011, and H. Lundbeck A/S from 2011 until 2016. Between 2001 and 2007, he also served as member of the Board of Directors for Biovitrum.

DAVID ALLSOP

        David Allsop has served on Sobi’s Board of Directors since 2018, in addition to being a member of the Compensation & Benefits committee. He has been a director at U-R-NOT Ltd. since 2018. He has more than 30 years’ of experience from research as well as marketing within the pharmaceuticals and health care industries in addition to international experience from the pharmaceutical and biotechnology industry and a commercial and general management background. From 2015 until 2018, he served as Senior Vice President and Head of International in Amicus Therapeutics Ltd. He also held a number of senior positions at Biogen between 1998 and 2015, including serving as Senior Vice President and Head of Europe and Canada at Biogen Inc. from 2011 until 2015.

ANNETTE CLANCY

        Annette Clancy has served on Sobi’s Board of Directors since 2014, and is currently a member of the Scientific committee. She has served as the Chairman of the Board of Directors and as a Non-Executive Director for Obseva SA since 2013. From 2014 until 2019, Annette served as the Chairman of the Board of Directors and as a Non-Executive Director for Lysogene SA. Since 2016, she has served as the Chairman of the Board of Directors of Enyo Pharma SA. From 2013 until 2016,

Annette served as the Chairman of the Board of Directors of Genable Technologies Ltd. From 2009 until 2016, Annette served as a Senior Advisor at Frazier Healthcare Ventures.

MATTHEW GANTZ

        Matthew Gantz has served on Sobi’s Board of Directors since 2012. He is a member of the Compensation & Benefits committee. He has served as the Chief Executive Officer of OxThera AB since 2017. Prior to joining Sobi he was an Executive Vice President of BTG Plc from 2009 until 2016.

LENNART JOHANSSON

        Lennart Johansson has served on Sobi’s Board of Directors since 2010, and is a member of the Audit committee. Since 2017, he has served as a Senior Advisor at ELJ Advisor AB. From 2006 until 2017, Lennart Johansson served as a Managing Director at Investor AB. Before joining Sobi he was Chairman of the Board of Vectura Fastigheter AB, Chief Executive Officer of b-business partners and Emerging Technologies AB, and a Board member of SAAB AB, IBX Group AB and Gambro Holding AB.

HELENA SAXON

        Helena Saxon has served on Sobi’s Board of Directors since 2011. She is currently a member of the Audit committee and the Compensation & Benefit committee. She has been the Chief Financial Officer of Investor AB since 2015, and served as Investment Manager at Investor AB from 2010 until 2015.

HANS GCP SCHIKAN

        Hans GCP Schikan has served on Sobi’s Board of Directors since 2011. He is currently a member of the Audit committee and the Scientific committee. From 2009 until 2015, he served as the Chief Executive Officer of Prosensa Holding N.V. From 2015 until 2018, he served as a member of the Board of Directors of Hansa Medical AB (publ). From 2015 until 2018, he served as a member of the Board of Directors of Wilson Therapeutics AB (publ). He has also previously held various senior management positions within former Organon and Genzyme.

ELISABETH SVANBERG

        Elisabeth Svanberg has served on Sobi’s Board of Directors since 2018. She is currently a member of the Scientific committee. Since 2016 she has served as Chief Development Officer at Ixaltis SA. She served as the head of the Established Products Group at Janssen Pharmaceuticals, Inc. from 2014 until 2016.

PIA AXELSON

        Pia Axelson has served as an Employee Representative on Sobi’s Board of Directors since October 2019. She has served as a Lab Engineer at QC-lab Biochemistry & Chemistry at Sobi since 2001.

KRISTIN STRANDBERG

        Kristin Strandberg has served as an Employee Representative on Sobi’s Board of Directors since 2019. From 2015 until 2016, she was employed as a research scientist at the Royal Institute of Technology in Stockholm, Sweden. From 2016 until 2019, she was employed as a scientist at Sobi. Since 2019 she has been employed as Regulatory Affairs Manager at Sobi.

Holdco

        The following table sets forth information about Holdco’s directors and executive officers as of October 11, 2019. The current business address of each person is 890 Winter Street Waltham, MA 02451 and the business telephone number is 781-786-7370.

Name	Citizenship	Position
Guido Oelkers	Germany	President & CEO
Henrik Stenqvist	Sweden	CFO, Vice President and Treasurer
Torbjörn Hallberg	Sweden	General Counsel and Secretary

Executive Officers and Directors of Holdco

GUIDO OELKERS

        See information provided for Sobi above.

HENRIK STENQVIST

        See information provided for Sobi above.

TORBJÖRN HALLBERG

        See information provided for Sobi above.

Purchaser

        The following table sets forth information about Purchaser’s directors and executive officers as of October 11, 2019. The current business address of each person is 890 Winter Street Waltham, MA 02451 and the business telephone number is 781-786-7370.

Name	Citizenship	Position
Guido Oelkers	Germany	President & CEO
Henrik Stenqvist	Sweden	CFO, Vice President and Treasurer
Torbjörn Hallberg	Sweden	General Counsel and Secretary

Executive Officers and Directors of Purchaser

GUIDO OELKERS

        See information provided for Sobi above.

HENRIK STENQVIST

        See information provided for Sobi above.

TORBJÖRN HALLBERG

        See information provided for Sobi above.

        The Letter of Transmittal, any certificates evidencing Shares and any other required documents should be sent or delivered by each stockholder or its, his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

If delivering by hand, express mail, courier or other expedited service:	If delivering by mail:
American Stock Transfer & Trust Company, LLC	American Stock Transfer & Trust Company, LLC
Operations Center	Operations Center
Attn: Reorganization Department	Attn: Reorganization Department
6201 15th Avenue	6201 15th Avenue
Brooklyn, New York 11219	Brooklyn, New York 11219

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

QuickLinks

  Exhibit (a)(1)(A)
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET
INTRODUCTION
THE TENDER OFFER
SCHEDULE I—INFORMATION RELATING TO SOBI, HOLDCO AND PURCHASER
The Depositary for the Offer is
The Information Agent for the Offer is